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AMETEK, Inc.

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Notice of 2013

Annual Meeting

Proxy Statement

Annual Financial Information

and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 8, 2013

11:00 a.m. Eastern Daylight Time

InterContinental The Barclay New York

Sutton Room

111 East 48th Street

New York, NY 10017

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:

1.	Elect three Directors for a term of three years;

2.	Approve a proposed amendment to the Certificate of Incorporation increasing authorized shares of Common Stock from 400,000,000 to 800,000,000;

3.	Cast an advisory vote to approve named executive officer compensation;

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013; and

5.	Transact any other business properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 21, 2013 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) via the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Please refer to your proxy card for specific proxy voting instructions.

We have included the annual financial information relating to our business and operations in Appendix A to the Proxy Statement. We also have enclosed a Summary Annual Report.

We hope that you take advantage of the convenience and cost savings of voting by computer or by telephone. A sizable electronic response would significantly reduce return-postage fees.

Whether you expect to attend the meeting or not, we urge you to vote your shares via the Internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.

Sincerely,

Frank S. Hermance

Chairman of the Board

and Chief Executive Officer

Berwyn, Pennsylvania

Dated: March 28, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2013

Our Notice of 2013 Annual Meeting of Stockholders, Proxy Statement and Annual Report

are available at: http://www.ametek.com/2013proxy

Principal executive offices

1100 Cassatt Road

P.O. Box 1764

Berwyn, Pennsylvania 19312-1177

PROXY STATEMENT

We are mailing this Proxy Statement and proxy card to our stockholders of record as of March 21, 2013 on or about March 28, 2013. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES

Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting. Stockholders who hold AMETEK shares through a broker, bank or other holder of record receive proxy materials and a Voting Instruction Form – either electronically or by mail – before each Annual Meeting. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other holder of record before the date of the Annual Meeting.

Who can vote? Stockholders of record as of the close of business on March 21, 2013 are entitled to vote. On that date, 243,440,206 shares of our Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card, via the Internet or by telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.

To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote via the Internet or by telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.

If you hold your shares through a broker, bank or other holder of record, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.

How are shares voted? If you return a properly executed proxy card or submit voting instructions via the Internet or by telephone before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote via the Internet or by telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. Your proxy voting instructions must be received by May 3, 2013 to enable the savings plan trustee to tabulate the vote of the plan shares prior to the Annual Meeting.

How many votes are required? A majority of the shares of our outstanding Common Stock entitled to vote at the Meeting must be represented in person or by proxy in order to have a quorum present at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors are elected by a plurality of the votes cast, subject to the Company’s Corporate Governance Guidelines regarding resignations for Directors who do not receive a majority of “for” votes. “Plurality” means that the nominees receiving the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting. The approval of the proposed amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of all outstanding shares of Common Stock of AMETEK entitled to vote at the Annual Meeting. As a result, abstentions and broker non-votes will have the same effect as a vote against this proposal. The advisory approval of the Company’s executive compensation and the ratification of the appointment of Ernst & Young LLP require the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against these proposals. The advisory vote on executive compensation is not binding upon the Company. However, the Board and Compensation Committee will take into account the outcome of this vote when considering future executive compensation arrangements.

Who will tabulate the vote? Our transfer agent, American Stock Transfer & Trust Company, LLC, will tally the vote, which will be certified by independent inspectors of election.

Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor? We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson, Inc. a fee of $9,000, plus reimbursement of reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and By-laws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.

Our Board of Directors currently consists of seven members. They are Anthony J. Conti, Frank S. Hermance, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, Elizabeth R. Varet and Dennis K. Williams. The biographies of the continuing Directors and Director nominees appear on page 14. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders. In accordance with AMETEK’s Certificate of Incorporation and By-Laws, the Board increased the number of Class I Directors from two to three, thereby increasing the size of AMETEK’s Board from seven to eight Directors. Ruby R. Chandy is a nominee for election as a Class I Director along with the two current Class I Directors, Charles D. Klein and Steven W. Kohlhagen, to serve until the 2016 Annual Meeting. Ms. Chandy was recommended for nomination by the Chief Executive Officer.

Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at our website address provided above. If the Guidelines or the Codes are amended, the revised versions also will be posted on our website.

Meetings of the Board. Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.

The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of our management. The presiding Director at the executive sessions rotates annually among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. The presiding Director at the executive sessions for 2013 is Mr. Conti, the chairperson of the Audit Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.

Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. Our Board met in person a total of five times and four times by telephone in 2012. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All of the Directors attended the 2012 Annual Meeting of Stockholders.

Independence. The Board of Directors has affirmatively determined that all of the current non-management Directors, Anthony J. Conti, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, Elizabeth R. Varet and Dennis K. Williams, as well as the nominee who previously has not served on AMETEK’s Board, Ruby R. Chandy, have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, therefore, is an independent Director within the meaning of the New York Stock Exchange rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.

The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by us; (b) someone in the Director’s immediate family has been employed by us as an executive officer; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers; (ii) (a) the Director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) someone in the Director’s immediate family is a current partner of such a firm; (c) someone in the Director’s immediate family is a current employee of such a firm and personally works on the Company’s audit; or (d) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.

All independent Directors satisfied these categorical standards.

Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the non-management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary Department, Attention: Non-Management Directors, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177.

You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling 1-866-531-3079 (Domestic – English only) or 1-866-551-8006 (International – Other Languages).

Committees of the Board. Our Board Committees include Audit, Compensation, Corporate Governance/ Nominating, and Executive. The charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.

The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:

•	review and approval in advance of all audit and lawfully permitted non-audit services performed by the independent auditors;

•

review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our Securities and Exchange Commission filings and quarterly sales and earnings announcements;

•	oversight of our compliance with legal and regulatory requirements;

•	review of the performance of our internal audit function;

•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Committee; and

•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.

The Committee met nine times during 2012. The members of the Committee are Anthony J. Conti – Chairperson, Steven W. Kohlhagen, James R. Malone and Dennis K. Williams. The Board of Directors has determined that Mr. Conti is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations.

The Compensation Committee is responsible for, among other things:

•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;

•	establishment of compensation arrangements and incentive goals for officers at the Corporate Vice President level and above and administration of compensation plans;

•	review of the performance of officers at the Corporate Vice President level and above and award of incentive compensation, exercising discretion and adjusting compensation arrangements as appropriate;

•	review and monitoring of management development and succession plans; and

•	periodic review of the compensation of non-employee Directors.

The Committee met seven times during 2012. The members of the Committee are Charles D. Klein – Chairperson, James R. Malone and Elizabeth R. Varet. In carrying out its duties, the Compensation Committee made compensation decisions for 39 officers as of December 31, 2012, including all executive officers. The Committee’s charter provides that, in setting compensation for the Chief Executive Officer, the Committee will review and evaluate the Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The charter further provides that, with the participation of the Chief Executive Officer, the Committee is to evaluate the performance of other officers and determine compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by the Chief Executive Officer. The Chief Executive Officer does not participate in the determination of his own compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors that the Committee may engage. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities other than to one or more members of the Committee when appropriate.

Management engaged Pay Governance LLC to provide executive and Director compensation consulting services. Pay Governance provided no other services for the Company. The Compensation Committee has assessed the independence of Pay Governance pursuant to Securities and Exchange Commission rules and concluded that Pay Governance’s work for the Committee does not raise any conflict of interest issues.

On a biennial basis, we ask Pay Governance to assess the competitiveness of the compensation paid to our Board of Directors. We aim to pay our Directors at or near the 50th percentile of compensation for companies that are similar to us. The study, which was reviewed by the Compensation Committee in 2012, revealed that we were below the market in long-term incentive compensation for our Directors. An adjustment to the target long-term incentive compensation was agreed upon, and on July 26, 2012, a special grant of restricted stock and stock options was made to each Director to bring long-term incentive compensation to the market median for 2012. See “Director Compensation” beginning on page 7 for further information.

We ask Pay Governance to provide comparative data regarding compensation levels for seasoned managers who have job functions and responsibilities that are similar to those of our executives. Specifically, we ask Pay Governance to compare our executives’ compensation to the 50th percentile of compensation for similarly positioned executives in a general industry group consisting of approximately 500 companies. Based on this data, our human resources department develops summaries for the Compensation Committee, indicating competitive compensation levels for our executives that would correspond to the 50th percentile, thereby assisting the Compensation Committee in its evaluation of our executives’ compensation. See “Compensation Discussion and Analysis – 2012 Compensation – Determination of Competitive Compensation” for further information.

The Corporate Governance/Nominating Committee is responsible for, among other things:

•	selection of nominees for election as Directors, subject to ratification by the Board;

•	recommendation of a Director to serve as Chairperson of the Board;

•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;

•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and

•	review and assessment of the adequacy of our Corporate Governance Guidelines.

The Committee met four times during 2012. The members of the Committee are James R. Malone – Chairperson, Charles D. Klein and Dennis K. Williams.

The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee did not meet during 2012. The members of the Committee are Frank S. Hermance – Chairperson, Charles D. Klein, Elizabeth R. Varet and Dennis K. Williams.

Board Leadership Structure. We currently utilize the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board of Directors. We believe that this leadership structure is in the best interests of our Company. The CEO serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Having one person serve as both CEO and Chairman of the Board provides clear leadership for our Company, with a single person setting the tone and having primary responsibility for managing our operations. Splitting the role of CEO and Chairman of the Board would create the potential for confusion or duplication of efforts, and would weaken our Company’s ability to develop and implement strategy. In contrast, we believe that our Company’s current leadership structure with the combined Chairman/CEO leadership role enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.

In addition, our Board and Committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of our Directors (other than Mr. Hermance) and each member of the Audit, Corporate Governance/Nominating and Compensation Committees meet the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines’ categorical standards for determining Director independence. Pursuant to our Corporate Governance Guidelines, each independent Director has the ability to raise questions directly with management and request that topics be placed on the Board agenda for discussion. Currently, independent Directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of Directors and the development and implementation of the Company’s corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of the Chairman and CEO and, based upon this review, approves the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

We do not have a designated lead independent Director. It is our policy that independent Directors meet in executive session at least once a year outside of the presence of any management Directors or any other members of our management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. This policy provides for leadership at all meetings or executive sessions without making it necessary to designate a lead Director who would be required to expend substantial extra time in order to perform these same duties.

Risk Oversight. In accordance with New York Stock Exchange rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for the Company. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of its Committees, regularly consider various potential risks at their meetings during discussion of the Company’s operations and consideration of matters for approval. In addition, the Company has an active risk management program. A committee composed of senior executives, including the Chief Executive Officer, the Chief Financial Officer, the Comptroller and the Group Presidents, meets several times a year to review our internal risks, including those relating to our operations, strategy, financial condition, compliance and employees, and our external risks, including those relating to our markets, geographic locations, regulatory environment and economic outlook. The committee analyzes various potential risks for severity, likelihood and manageability, and develops action plans to address those risks. The committee presents its findings to the Audit Committee of the Board on a quarterly basis and to the full Board of Directors annually.

Consideration of Director Candidates. The Corporate Governance/Nominating Committee seeks candidates for Director positions who help create a collective membership on the Board with varied backgrounds, experience, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Committee also seeks a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. This is implemented by the Committee when it annually considers diversity in the composition of the Board prior to recommending candidates for nomination as Directors. The Committee solicits input from Directors regarding their views on the sufficiency of Board diversity. This occurs through the annual self-assessment process. The Committee assesses the effectiveness of Board diversity by considering the various skills, experiences, knowledge, backgrounds and perspectives of the members of the Board of Directors. The Committee then considers whether the Board possesses, in its judgment, a sufficient diversity of those attributes.

Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending shareholder; (3) the consent of the candidate to serve as a Director; and (4) proof of the number of shares of our Common Stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2014 Annual Meeting, a stockholder must submit materials relating to the recommended candidate no later than November 27, 2013. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating

Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.

Director Compensation. Standard compensation arrangements for Directors in 2012 are described below. All information regarding restricted stock and stock options has been adjusted to reflect the three-for-two stock split paid to stockholders on June 29, 2012.

•

Fees – Non-employee Directors received an annual fee of $55,000, except for the Chairmen of the Compensation and Corporate Governance/Nominating Committees, who received an annual fee of $62,500, and the Chairman of the Audit Committee, who received an annual fee of $75,000. In addition, non-employee Directors received $3,750 for each of the four in-person meetings of the Board of Directors they attended. There were no additional fees for attendance at the Board meetings held by telephone or Committee meetings.

•

Restricted Stock – On May 1, 2012, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received a restricted stock award of 1,335 shares of our Common Stock. These restricted shares vest on the earliest to occur of:

•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $68.09,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control, or

•	the second anniversary of the date of grant, namely May 1, 2014, provided the Director has served continuously through that date.

As a result of the competitive analysis (See “The Compensation Committee” beginning on page 4), on July 26, 2012, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received an additional restricted stock award of 420 shares of our Common Stock. These restricted shares vest on the earliest to occur of:

•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $61.48,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control, or

•	the second anniversary of the date of grant, namely July 26, 2014, provided the Director has served continuously through that date.

Restricted Stock Vesting – On April 23, 2012, the 4-year cliff vesting of the restricted stock granted on April 23, 2008 to Messrs. Klein, Kohlhagen, Malone and Williams and Ms. Varet occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 23, 2012 ($32.24), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

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Options – On May 1, 2012, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received an option to purchase 4,725 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.

As a result of the competitive analysis (See “The Compensation Committee” beginning on page 4), on July 26, 2012, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received an additional option to purchase 1,570 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.

The following table provides information regarding Director compensation in 2012, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Hermance, which is addressed under “Executive Compensation” beginning on page 16. Mr. Hermance does not receive additional compensation for serving as a Director.

DIRECTOR COMPENSATION – 2012

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Anthony J. Conti	$90,000	$58,363	$51,843	—	$—	$971	$201,177
Charles D. Klein	77,500	58,363	51,843	—	38,300	1,250	227,256
Steven W. Kohlhagen	70,000	58,363	51,843	—	—	1,250	181,456
James R. Malone	77,500	58,363	51,843	—	85,000	1,250	273,956
Elizabeth R. Varet	70,000	58,363	51,843	—	87,000	1,250	268,456
Dennis K. Williams	70,000	58,363	51,843	—	—	1,250	181,456

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, which we refer to below as “ASC 718,” but without giving effect to estimated forfeitures related to service-based vesting conditions. At December 31, 2012, Messrs. Klein, Kohlhagen, Malone, and Williams and Ms. Varet each held 6,045 restricted shares and Mr. Conti held 4,803 restricted shares.
(2)	The amounts shown for option awards relate to stock options granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in Note 11 to our Consolidated Financial Statements on page 41 of Appendix A to this proxy statement. At December 31, 2012, Messrs. Klein, Kohlhagen and Williams each held options to purchase 44,454 shares of our Common Stock, Mr. Conti held options to purchase 15,101 shares of our Common Stock, Mr. Malone held options to purchase 15,330 shares of our Common Stock, and Ms. Varet held options to purchase 34,914 shares of our Common Stock.

Directors who first became members of the Board of Directors prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Ms. Varet has accrued an annual retirement benefit of $70,000. Messrs. Klein and Malone have accrued an annual retirement benefit of $77,500.

Directors who first became members of the Board of Directors prior to July 22, 2004 participate in our Death Benefit Program for Directors. Messrs. Klein and Malone and Ms. Varet participate in this program. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.

Directors, on or after June 1, 2011, are able to participate in a deferred compensation plan for Directors. Under this plan, a Director may defer payment of his or her fees. In advance of the year in which the fees will be paid, a Director may elect to defer all or part of his or her fees into a notional investment in our Common Stock, in an interest-bearing account, or in both. A Director generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to five annual installments commencing on a date specified by the Director in his or her distribution election. Payments may commence sooner upon the Director’s earlier separation from service, upon the death of the Director, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

Mandatory Retirement. The retirement policy for our Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.

Certain Relationships and Related Transactions. Mr. Hermance’s son is employed by us in a non-executive officer capacity as a Divisional Vice President and received total compensation, as such amount is calculated for the named executive officers in the Summary Compensation Table on page 24, of approximately $425,000 in 2012.

Under our written related party transactions policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee. Applicable SEC regulations generally require disclosure of all transactions since the beginning of a corporation’s last fiscal year, or any currently proposed transaction, exceeding $120,000 in which the corporation or any of its subsidiaries is participating and in which any of the following “related persons” had, or will have, a direct or indirect material interest: (1) any of the corporation’s directors, director nominees, or executive officers, (2) any beneficial owner of more than 5% of the corporation’s common stock and (3) any member of the immediate family of any of the foregoing persons. The term “immediate family” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the person.

Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President—Corporate Compliance and Auditing, who must promptly forward the notice to the Chairman of the Audit Committee. Following such inquiry as the Audit Committee deems appropriate, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.

The transaction described above was ratified by the Audit Committee under the policy.

ADVANCE NOTICE PROCEDURES

In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2014 Annual Meeting of Stockholders no earlier than January 7, 2014 and no later than February 6, 2014. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for recommending candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177.

STOCKHOLDER PROPOSALS FOR THE 2014 PROXY STATEMENT

To be considered for inclusion in the proxy statement for the 2014 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 27, 2013.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee are set forth in its charter, which is accessible at the Investors section of www.ametek.com. Among other things, the charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2012 Annual Report on Form 10-K and included in Appendix A to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee received the written disclosures and letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

The Committee discussed with AMETEK’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal control over financial reporting, and the overall quality of AMETEK’s financial reporting. The Committee held nine meetings during 2012, which included telephone meetings prior to quarterly earnings announcements.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee:

Anthony J. Conti, Chairperson

Steven W. Kohlhagen

James R. Malone

Dennis K. Williams

Dated: March 28, 2013

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The nominees for election at this year’s Annual Meeting are Ruby R. Chandy, Charles D. Klein and Steven W. Kohlhagen. Ms. Chandy and Messrs. Klein and Kohlhagen have been nominated to serve as Class I Directors and, if elected, will serve until the Annual Meeting in 2016.

All proxies received will be voted for the election of the nominees unless the stockholder submitting the proxy gives other instructions. Nominees will be elected by holders of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. Under our Company’s Corporate Governance Guidelines, in an uncontested election, any nominee for Director who receives a greater number of “withheld” votes than “for” votes is required to promptly tender his or her resignation for consideration by the Corporate Governance/Nominating Committee of the Board of Directors. The Committee will promptly consider the resignation tendered by the Director and will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will weigh all factors deemed relevant to the Committee, including the reasons for the “withheld” votes by stockholders, the length of service and qualifications of the Director, and the Director’s contributions to the Company. No Director whose tendered resignation is under consideration will participate in the deliberation process as a member of the Corporate Governance/Nominating Committee or the process of the Board described below. The Board will act on the Corporate Governance/Nominating Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the Corporate Governance/Nominating Committee’s recommendation, the Board will weigh the factors considered by the Committee and any additional information deemed relevant by the Board. To the extent that one or more Directors’ resignations are accepted by the Board, the Corporate Governance/Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors. The Directors’ biographies are set forth on page 14.

Your Board of Directors Recommends a Vote FOR Each of the Nominees.

APPROVAL OF AN AMENDMENT TO THE

CERTIFICATE OF INCORPORATION INCREASING

AUTHORIZED SHARES OF COMMON STOCK

(Proposal 2 on Proxy Card)

Under Article FOURTH, Section 1 of our Amended and Restated Certificate of Incorporation, as amended, we presently are authorized to issue 400,000,000 shares of Common Stock with a par value of $.01 per share. On June 29, 2012, we effected a three-for-two stock split of our Common Stock but did not at that time increase the authorized number of shares of Common Stock. Accordingly, we are proposing to amend Section 1 of Article FOURTH of our Certificate of Incorporation to increase the number of shares of Common Stock that we are authorized to issue from 400,000,000 to 800,000,000 shares. The proposed amendment reads as follows:

“FOURTH. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 805,000,000 shares, consisting of 800,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.”

At February 28, 2013, there were 256,641,058 shares of Common Stock issued and outstanding and 19,898,922 shares were reserved for issuance under our stock incentive plans. No shares of Preferred Stock are outstanding, and the proposed amendment will not affect the number of authorized shares of Preferred Stock.

The Board of Directors believes that it is in the best interests of our Company and our stockholders to increase the number of authorized shares of Common Stock. The increase in authorized shares will provide flexibility with respect to future transactions, including acquisitions of other businesses, because we will have the ability to use our Common Stock (or securities convertible into or exercisable for Common Stock) as consideration for such transactions. We also may use such additional shares for financing transactions, stock splits and other corporate purposes. The additional shares will enable us to avoid the time-consuming and costly need to hold a special meeting of stockholders each time we determine to use Common Stock for these purposes. Moreover, occasions may arise when the time required to obtain stockholder approval might delay our ability to enter into a desirable transaction.

If the proposal is approved, the Board of Directors will have the sole discretion to issue the additional authorized shares of Common Stock on such terms and for such consideration as it may determine, and no further approval by stockholders would be necessary, except as may be required by law or applicable New York Stock Exchange rules. In some cases, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the New York Stock Exchange require stockholder authorization before we can issue Common Stock.

Stockholders will not have any preemptive rights with respect to the additional shares being authorized. The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership of our present stockholders.

The affirmative vote of holders of a majority of all outstanding shares of Common Stock entitled to vote on this proposal at the Annual Meeting is required in order for the proposed amendment to the Certificate of Incorporation to be adopted.

Your Board of Directors recommends a Vote FOR this Proposal.

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 3 on Proxy Card)

In accordance with the results of the last advisory vote on the matter at the Company’s 2011 Annual Meeting, our Board determined to implement an annual non-binding stockholder vote on our executive compensation (commonly referred to as “Say-on-Pay”). Our Board has had a long-standing commitment to good corporate governance and recognizes the interest that investors have in executive compensation. We also are committed to achieving a high level of total return to our stockholders.

We encourage you to review the Compensation Discussion and Analysis beginning on page 16 of this proxy statement, as well as the 2012 Summary Compensation table and related compensation tables and narrative, appearing on pages 24 through 36, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers. We believe that our compensation program is designed to attract, motivate and retain the talent required to achieve the short- and long-term performance goals necessary to create shareholder value. Our balanced approach to executive compensation through a combination of base pay, annual incentives and long-term incentives, with a mix of cash and non-cash awards, aligns with creating and sustaining stockholder value. The result of our compensation program is reflected in the total return to our stockholders.

In 2012, our Company’s total return to stockholders, including cash and stock dividends, was 35% compared with 16% for the Russell 1000 and 23% for the Dow Jones U.S. Electronic Equipment Index. For the last three years ended December 31, 2012, our total return to stockholders has been 31% compounded annually as compared to 11% for the Russell 1000 and 15% for the Dow Jones U.S. Electronic Equipment Index. When compared to the total stockholder returns generated by Pay Governance’s general industry group used for compensation comparisons (see pages 16-17), our Company’s total stockholder returns were in the top quartile for the one-, three- and five-year periods. For the year ended December 31, 2012, we grew our revenues by 12% and our earnings per share by 19%, resulting in the most profitable year in the history of our Company.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this Proxy Statement).”

Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures.

Your Board of Directors Recommends a Vote FOR the Approval of the Company’s Executive Compensation.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4 on Proxy Card)

The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Ernst & Young LLP and its predecessor has served continuously as our independent auditors since our incorporation in 1930. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.

Fees billed to us by Ernst & Young LLP for services rendered in 2012 and 2011 totaled $5,731,000 and $5,251,000 respectively, and consisted of the following:

	2012	2011
Audit fees	$4,626,000	$4,203,000
Audit-related fees	141,000	326,000
Tax fees	962,000	720,000
All other fees	2,000	2,000

Total	$5,731,000	$5,251,000

“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The amounts shown for “Audit-related fees” primarily include fees for audits of employee benefit plans and due diligence in connection with acquisitions.

The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.

The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.

The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS

As discussed under “Consideration of Director Candidates”, the Corporate Governance/Nominating Committee analyzes a number of factors when considering Directors for selection to the Board. Each of our Directors has been selected based on their demonstrated leadership and significant experience in areas significant to our Company; ability to offer advice and guidance based upon that experience and expertise; sound business judgment; and character and integrity that support the core values of the Company. The biographical information set forth below includes a description of each Director’s background that supported the Board’s consideration of that Director for nomination. Unless we indicate otherwise, each Director has maintained the principal occupation and directorships described below for more than five years.

Class I: Nominees for election at this Annual Meeting for terms expiring in 2016:

RUBY R. CHANDY Nominee Age 51	Ms. Chandy is the President of the Industrial Division of Pall Corporation, a position she has occupied since April 2012. Previously, she was Managing Director, Vice President of Dow Plastics Additives, a unit of The Dow Chemical Company, from 2011 to April 2012. From 2009 to 2011, Ms. Chandy served as Chief Marketing Officer of The Dow Chemical Company, and from 2007 to 2009, Chief Marketing Officer of Rohm and Haas Corporation, before it was acquired by Dow Chemical. Ms. Chandy’s executive management experience, marketing and strategy skills, relevant experience in life science and industrial companies and her extensive engineering and management education will make her an effective member of AMETEK’s Board of Directors. Ms. Chandy was a Director of IDEX Corporation from April 2006 to April 2013.

CHARLES D. KLEIN Director since 1980 Age 74	Mr. Klein is a Managing Director of American Securities LLC and an executive officer of several affiliated entities. Mr. Klein brings to the Board expertise in financing and investment through his extensive management, acquisition and investment experience at private equity and other investment firms, and through his current and past experience as a Director of a number of public and private companies.

STEVEN W. KOHLHAGEN Director since 2006 Age 65	Mr. Kohlhagen is a retired financial executive. Mr. Kohlhagen brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He is currently a Director of Abtech Holdings, Inc. and the Federal Home Loan Mortgage Corporation. Mr. Kohlhagen was a Director of the IQ Investment Advisors family of Merrill Lynch funds from January 2005 to September 2010.

Class II: Directors whose terms continue until 2014:

ANTHONY J. CONTI Director since 2010 Age 64	Mr. Conti is retired from his position as a Partner (from October 1980 to December 2009) of PricewaterhouseCoopers. Mr. Conti brings to the Board expertise in financial accounting, finance, strategy, risk management and human resources management with his over 35 years experience at a public accounting firm. He is currently a Director of CardioNet, Inc.

FRANK S. HERMANCE Director since 1999 Age 64	Mr. Hermance is Chairman of the Board and Chief Executive Officer of AMETEK. Mr. Hermance brings to the Board extensive knowledge of our Company and the markets in which we operate through his more than 30 years experience in our industry. He is currently a Director of UGI Corporation. Mr. Hermance was a Director of IDEX Corporation from January 2004 to April 2012.

Class III: Directors whose terms continue until 2015:

JAMES R. MALONE Director since 1994 Age 70	Mr. Malone is founder and Managing Partner of Qorval LLC. Mr. Malone brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of four Fortune 500 companies, and as a director of a number of other public companies. He has extensive acquisition experience and knowledge specific to our markets with over 25 years experience in our industry. Mr. Malone is currently a Director of Regions Financial Corp. He was the Chairman of the Board of Governors of Citizens Property Insurance Corp. from July 2008 to July 2011.

ELIZABETH R. VARET Director since 1987 Age 69	Ms. Varet is a Managing Director of American Securities Management L.P. and chairman of the corporate general partner of several affiliated entities. Ms. Varet brings to the Board expertise in finance and investment through her extensive management and investment experience at private equity and other investment firms.

DENNIS K. WILLIAMS Director since 2006 Age 67	Mr. Williams is retired from his position as President, Chief Executive Officer and Chairman of the Board of IDEX Corporation. Mr. Williams brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of IDEX Corporation. He has extensive acquisition experience and knowledge specific to our markets with over 30 years experience in our industry. Mr. Williams is currently a Director of Owens-Illinois, Inc. and Actuant Corporation.

EXECUTIVE OFFICERS

Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers as of March 21, 2013 is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	64	Chairman of the Board and Chief Executive Officer
Robert R. Mandos	54	Executive Vice President–Chief Financial Officer
David A. Zapico	48	Executive Vice President–Chief Operating Officer
Timothy N. Jones	56	President–Electromechanical Group
John W. Hardin	48	President–Electronic Instruments
William J. Burke	51	Senior Vice President–Comptroller & Treasurer

Frank S. Hermance’s employment history with us and other directorships held during the past five years are described under the section “The Board of Directors” on page 14. Mr. Hermance has 22 years of service with us.

Robert R. Mandos was elected Executive Vice President–Chief Financial Officer effective July 1, 2012. Previously he served as Senior Vice President and Comptroller from October 2004 to June 2012. Mr. Mandos has 31 years of service with us.

David A. Zapico was elected Executive Vice President–Chief Operating Officer effective January 1, 2013. He will continue to act as President–Electronic Instruments, having served in this role from October 1, 2003. Mr. Zapico has 23 years of service with us.

Timothy N. Jones was elected President–Electromechanical Group effective February 1, 2006. Mr. Jones has 33 years of service with us.

John W. Hardin was elected President–Electronic Instruments effective July 23, 2008. Previously he served as Senior Vice President and General Manager of the Aerospace and Defense Division from October 2004 to July 2008. Mr. Hardin has 14 years of service with us.

William J. Burke was elected Senior Vice President–Comptroller & Treasurer effective July 1, 2012. Previously he served as Vice President–Treasurer from November 2011 to June 2012. From March 2007 to November 2011, Mr. Burke served as Vice President–Investor Relations and Treasurer. Mr. Burke has 25 years of service with us.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Each year, the Compensation Committee, in consultation with an independent compensation consultant, carefully reviews our compensation policies and procedures to determine if they are in the best interests of our stockholders and employees. The Compensation Committee conducted this review in the fall of 2012. In light of the strong level of stockholder approval of our executive compensation that we received at our 2012 Annual Meeting of Stockholders (approximately 92% of the advisory vote), the Compensation Committee determined that it is in the best interests of our stockholders as well as our employees to maintain our compensation policies and procedures which have been in effect for a number of years and which are described in this Compensation Discussion and Analysis.

2012 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2012 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for other companies’ executive officers who provide comparable services, taking into account the size of our Company or operating group, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned various components of our 2012 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Short-Term Incentive Awards, Restricted Stock Awards and Stock Option Grants	Competitive Compensation, Performance Incentives, Stakeholder Incentives and Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we referenced current year data provided to us by an independent compensation consultant, Pay Governance. Pay Governance used the 50th percentile of the general industry group (a collection of approximately 500 companies) as a reference point. Our approach provides us reference information, allowing us to compete effectively in the marketplace for top talent, while providing us the flexibility to respond to our changing business conditions and the performance of each individual.

We used the following process to determine a reference point for the compensation for each named executive officer in 2012:

•	We provided to the compensation consultant a description of the responsibilities for each named executive officer.

•

The compensation consultant employed its standard methodology to provide reference compensation levels for comparable executives. Comparable executives are seasoned executives having similar responsibilities. The competitive compensation information was based on general industry data derived principally from the compensation consultant’s executive compensation database. The data was adjusted to reflect the estimated revenues of our Company and the relevant operating groups. The compensation consultant advised us that it used general industry data rather than data relating only to electronics and electronic component companies because general industry data provides a much larger sampling of companies, and does not differ meaningfully from the data produced by an electronics and electronic component subset.

In considering the data provided by the compensation consultant, we believe that compensation is competitive if it is within a range of 20 percent above or 20 percent below the compensation reference points at the 50th percentile for comparable executives. We believe that variations within this range typically occur due to differences in experience, responsibilities and performance.

Salaries

The salary amounts set forth in the Summary Compensation Table for 2012 reflect salary decisions made by the Compensation Committee of our Board of Directors in 2011. All named executive officers’ salaries were within the competitive compensation guideline of 20 percent above or below salaries for comparable executives at the 50th percentile.

Short-Term Incentive Program

The principal objective of our short-term incentive program is to provide a performance incentive. We set performance targets such that total cash compensation will be within 20 percent above or below the total cash compensation guideline at the 50th percentile for comparable executives. However, larger variations, both positive and negative, may result based on actual performance.

Under our short-term incentive program, we selected performance measures that, in some instances, differed among the named executive officers. These differences reflect the differing responsibilities of the executives. We also established targets for each performance measure.

The target goal for each non-discretionary measure in 2012 was derived from our 2012 budget. Consistent with past practice, the Compensation Committee can make adjustments on a case-by-case basis, such as for group operating income, as described below.

•

Diluted earnings per share (EPS) – We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well-established industrial corporation, EPS is typically a key metric affecting share price. Therefore, we believe EPS is an excellent measure of our executive officers’ performance.

•

Organic revenue growth – Revenue growth is key to the long-term vitality of a business and we believe this is an indicator of our executive officers’ performance. This measure is applied either on a Companywide basis, or, for our group presidents, with regard to their respective operating groups. We define our organic revenue growth measure as actual revenue compared to prior-year revenue without giving effect to (i) increases in revenues from businesses that we acquired during the year and (ii) foreign currency effects.

•

Group operating income – This measure applies to our group presidents with regard to their respective operating groups, and reflects adjustments deemed appropriate by the Compensation Committee. We believe this measure is a reliable indicator of operating group performance. Adjustments to operating unit income in 2012 included estimated tax benefits pertaining to the disposal of excess and obsolete inventory and the inclusion of specified financing costs related to acquisitions. We increased operating unit income by the estimated tax benefit realized through the disposal of excess and obsolete inventory. We reduced operating unit income by the estimated amount of interest cost we incur on funds borrowed to finance an acquisition where the results of operations of the acquired business are included in the unit’s operating results. We believe that reducing the operating unit income derived from an acquired business by these interest costs better reflects the contribution of the acquisition to the operating unit’s performance.

•

Operating working capital – This measure represents inventory plus accounts receivable less accounts payable as a percentage of sales. We use this measure to encourage our group presidents to manage our working capital in a manner that increases cash available for investment. Operating working capital is reported at the Corporate and Group level. A lower working capital percentage is an indicator of a group president’s and the CFO’s success in increasing our cash resources.

•	Expense Management – This measure represents the annual operating expenses of certain controllable general and administrative areas.

•

Discretionary – A portion of each executive’s award, ranging from 10% to 20%, is based on discretionary factors that are deemed appropriate by the Compensation Committee. In the case of the group presidents, these factors take into account acquisition activity of their respective operating groups.

The weighting of performance measures for each named executive officer is set forth in the table below. The target award is payable upon achievement of 100 percent of a designated goal. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 80 percent to 120 percent of the goal attainment with regard to each measure except for sales and working capital. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 97 percent to 103 percent of the sales goal and in proportion to the decrease from 110 percent to 90 percent of the working capital goal. The discretionary portions of the award opportunities are not subject to any specified formula.

Name	Performance Measure	Designated Goal	Actual Results	Performance Measure as a Percentage of Total Target Award Opportunity	Actual Award	Actual Award as Percentage of Target Award Opportunity for the Performance Measure
Frank S. Hermance	Diluted Earnings Per Share Discretionary	$1.83	$1.88	80%	$983,852	114%
		200%	200%	20%	$432,800	200%
John J. Molinelli (Retired 7/1/12)	Diluted Earnings Per Share Organic Revenue Growth Corporate Working Capital Discretionary	$1.83	$1.88	70%	$137,584	114%
		5.27%	1.13%	10%	$0	0%
		17.50%	17.70%	10%	$15,318	89%
		100%	200%	10%	$34,585	200%
Robert R. Mandos (Elected 7/1/12)	Diluted Earnings Per Share Organic Revenue Growth Corporate Working Capital Expense Management Discretionary	$1.83	$1.88	65%	$165,039	114%
		5.27%	1.13%	10%	$0	0%
		17.50%	17.70%	6%	$11,792	89%
		$755,322	$699,539	4%	$18,018	200%
		100%	186%	15%	$57,235	186%
David A. Zapico	Diluted Earnings Per Share Organic Revenue Growth Group Operating Income Group Working Capital Discretionary	$1.83	$1.88	35%	$109,638	114%
		4.17%	1.98%	10%	$7,441	27%
		$343,882,468	$342,274,213	35%	$94,205	98%
		16.10%	14.90%	5%	$24,115	175%
		100%	200%	15%	$82,680	200%
Timothy N. Jones	Diluted Earnings Per Share Organic Revenue Growth Group Operating Income Group Working Capital Discretionary	$1.83	$1.88	35%	$104,208	114%
		6.45%	-2.87%	10%	$0	0%
		$197,690,673	$201,923,513	35%	$101,498	111%
		17.30%	17.60%	10%	$21,742	83%
		100%	200%	10%	$52,390	200%
John W. Hardin	Diluted Earnings Per Share Organic Revenue Growth Group Operating Income Group Working Capital Discretionary	$1.83	$1.88	35%	$101,234	114%
		5.43%	4.32%	10%	$16,033	63%
		$254,049,970	$256,938,092	35%	$94,129	106%
		24.00%	24.80%	10%	$17,050	67%
		100%	124%	10%	$31,555	124%

As a result of our actual outcomes with respect to the performance measures and the Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Hermance, $1,416,652 (131%); Mr. Molinelli, $187,487 (108%); Mr. Mandos, $252,084 (114%); Mr. Zapico, $318,079 (115%); Mr. Jones, $279,838 (107%) and Mr. Hardin, $260,001 (102%). In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.

The actual total cash compensation for the named executive officers, as a percentage of the dollar amount of target total cash compensation at the 50th percentile reference point for comparable executives ranged from 73% to 127%. The level of total cash compensation delivered to the named executive officers was primarily driven by the short-term incentive payouts achieved based on record levels of performance.

In providing a discretionary award to Mr. Hermance, the Compensation Committee considered our success with respect to our four growth strategies:

•	Operational Excellence—We achieved record operating margins of 22.4% in 2012, which was a 110-basis-point improvement over 2011 operating margins.

•

Global and market expansion—International sales grew by 16% in 2012, representing 52% of overall sales. We significantly expanded our presence in the BRIC countries (Brazil, Russia, India and China) in 2012 which contributed to the 12% growth in BRIC sales.

•	Strategic acquisitions—We completed 7 acquisitions in 2012 that added approximately $450 million in annualized revenue.

•	New products—We introduced a number of new products that contributed to our revenue and profitability. Sales from new products introduced over the last three years grew 20% in 2012 versus 2011.

In the cases of Messrs. Molinelli and Mandos, the Compensation Committee considered the same factors as those considered for Mr. Hermance. The group presidents’ discretionary awards reflected the Committee’s assessment of acquisition activities for their respective areas of responsibility.

Equity-Based Compensation

Our equity-based compensation in 2012 consisted of awards of stock options and restricted stock. We use the most recent year 50th percentile of the general industry group as a reference point for assessing and establishing competitive compensation. Our equity-based awards were within the competitive compensation guideline of 20 percent above or below equity-based awards for comparable executives at the 50th percentile.

We granted 50 percent of the long-term incentive award in the form of stock options, and 50 percent in the form of restricted stock, except for Mr. Molinelli who received 100 percent in the form of stock options. To determine the option award size, we applied a Black-Scholes methodology and to determine the restricted stock award size, we divided the value by the fair market value of a share of the Company’s common stock. As a result, we awarded options and restricted stock to the named executive officers as set forth in the Grants of Plan-Based Awards table on page 26 under the column headings, “All Other Option Awards: Number of Securities Underlying Options” and “All Other Stock Awards: Number of Shares of Stock or Units” respectively.

The dollar amounts shown in the Summary Compensation Table under “Option Awards” and “Stock Awards” generally reflect the grant date fair values computed in accordance with ASC 718. See the footnotes to the Summary Compensation Table for further information.

Our options generally vest in equal annual increments on the first four anniversaries of the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment. For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.

We believe that the vesting provisions of our equity awards also serve as an incentive for continued employment. However, to encourage performance that ultimately enhances stockholder value, we provide for immediate vesting of a restricted stock award if the closing price of our Common Stock during any five consecutive trading days reaches 200 percent of the price of our Common Stock on the date of grant. For awards granted on May 3, 2011 and later, in the event that the performance criterion is met prior to the first anniversary of the date of grant, then the vesting is delayed until the first anniversary of the date of grant.

Stock-Based Award Grant Practices

Our practices for the grant of stock-based awards encompass the following principles:

•	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.

•

The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•

While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•

The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant, except in cases where international sub-plans require compliance with specific grant date criteria. In these cases, the Compensation Committee may grant stock options at a specified future date with the exercise prices equal to the fair market value on the date of grant.

•	Backdating of stock options is prohibited.

•

Stockholder approval is required to reprice stock options and stock appreciation rights or for cash buy-outs of underwater stock options and stock appreciation rights except in connection with a corporate transaction involving the Company including, without limitation, any stock dividend, distribution (whether in the form of cash, Company stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Company stock or other securities, or similar transaction(s).

Stock Ownership Guidelines

We believe that by encouraging our executives to maintain a meaningful equity interest in our Company, we will align the interests of our executives with those of our stockholders. Mr. Hermance is required to hold a multiple of five times his base salary in our stock. The multiple for Messrs. Mandos, Zapico, Jones and Hardin is three times base salary. Under our guidelines, an executive is expected to reach his or her stock ownership requirement within five years of being promoted to his or her position. As of December 31, 2012, each of our named executive officers met his stock ownership guideline.

Anti-Hedging and Anti-Pledging Policies

The Board of Directors and our executive officers are prohibited from hedging their ownership of the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock. They are also prohibited from pledging Company stock. This prohibition relates to any type of pledge arrangement, including margin accounts covering Company stock.

Clawback Policy

The Company reserves the right to recover, or clawback, from a current or former executive officer any wrongfully-earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

•

There has been restatement of Company financials, due to the material noncompliance with any financial reporting requirement (other than a restatement caused by a change in applicable accounting rules or interpretations), and such executive officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement,

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

•	The cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

•	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement.

Any recoupment under this policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

Tax Gross-Up Provisions

In February 2013, the Compensation Committee adopted a policy that the Company will not enter into any new agreements with an executive officer that include excise tax gross-up provisions with respect to payments contingent upon a change of control of the Company. There is one legacy agreement which was not affected by this policy.

Ongoing and Post-employment Agreements

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

•

The Employees’ Retirement Plan – This plan is a tax-qualified defined benefit plan available to all U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays annual benefits based on final average plan compensation and years of credited service. The amount of compensation that can be taken into account is subject to limits imposed by the Internal Revenue Code ($250,000 in 2012), and the maximum annual benefits payable under the plan also are subject to Internal Revenue Code limits ($200,000 in 2012). Messrs. Hermance, Molinelli, Mandos, Zapico and Jones participate in The Employees’ Retirement Plan. See the Pension Benefits table and accompanying narrative for additional information.

•

The Retirement and Savings Plan – This is a tax-qualified defined contribution plan under which our participating employees may contribute a percentage of specified compensation on a pretax basis. In the case of highly compensated employees, including the named executive officers, contributions of up to ten percent of eligible compensation can be made, subject to a limit mandated by the Internal Revenue Code, which was $17,000 for 2012, or, if the participant was at least 50 years old, $22,500. We provide a matching contribution equal to one-third of the first six percent of compensation contributed, subject to a maximum of $1,200. A participant may invest the participant’s contributions and matching contributions in one or more of a number of investment alternatives, including our Common Stock, and the value of a participant’s account will be determined by the investment performance of the participant’s account. No more than 25 percent of a participant’s contributions can be invested in our Common Stock. All of the named executive officers participate in The Retirement and Savings Plan. Our matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

•

Retirement Feature of The Retirement and Savings Plan – The Retirement Feature is available to participants in The Retirement and Savings Plan who meet specified criteria, including ineligibility to participate in any of our defined benefit plans. Mr. Hardin participates in the Retirement Feature. We make retirement contributions based on the total of a participant’s age plus years of service. For Mr. Hardin, we contributed an amount equal to five percent of his compensation subject to Social Security taxes and seven percent of his additional compensation. We also make an employer incentive retirement contribution equal to one percent of a participant’s eligible compensation if the participant is contributing at least six percent of his or her compensation under The Retirement and Savings Plan. See the notes to the “All Other Compensation” column of the Summary Compensation Table for further information regarding our contributions to the Retirement Feature for the account of Mr. Hardin.

•

Supplemental Executive Retirement Plan (“SERP”) – This plan is a non-qualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2012, compensation in excess of $250,000 constitutes excess compensation. Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s excess compensation, which is then deemed to be invested in our Common Stock. Payout of an executive’s account, which is subject to tax liability, occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP. All of the named executive officers participate in the SERP. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•

Deferred Compensation Plan – This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award into a notional investment in our Common Stock, in an interest-bearing account or in both. A participant generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to four annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash. Messrs. Hermance, Molinelli and Mandos participate in the Deferred Compensation Plan. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•

Supplemental Senior Executive Death Benefit Program – Under this program, Messrs. Hermance and Molinelli have entered into agreements that require us to pay death benefits to their designated beneficiaries and to pay benefits to them under certain circumstances during their lifetimes. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for a maximum benefit of $100,000 per year for a period of 10 years. We have purchased insurance policies on the lives of Messrs. Hermance and Molinelli to fund our obligations under the Program. See the Pension Benefits table and accompanying narrative for additional information.

•

2004 Executive Death Benefit Plan – This plan provides for retirement benefits or, if the executive dies before retirement, a death benefit. Generally, if the executive dies before retirement, the executive’s beneficiary will receive a monthly payment of $8,333 until the participant would have reached age 80. If the executive retires (either at age 65 or after attaining age 55 with at least five years of service) the executive will be entitled to receive a distribution based on the value of his account in the plan, which is determined by gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of participants. Messrs. Mandos, Zapico, Jones and Hardin participate in this plan. See the Non-qualified Deferred Compensation table and accompanying narrative for further information.

•

Change of Control Agreements – We have change of control agreements with each of our executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us. Our agreement with each executive other than Mr. Hermance provides for payments and other benefits to the executive if we terminate the executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change of control. Mr. Hermance’s change of control agreement differs from those of the other named executive officers with respect to the amount of the payment and the scope of the benefits upon the change of control events and does not have the two-year limit applicable to the other executives following the change of control. Given the critical nature of his role as Chief Executive, his tenure with us, and our interest in retaining his services, we believe that it is appropriate to provide Mr. Hermance with this protection so that he is free to focus all of his attention on the growth and future of the Company, even in a period following a change of control. We believe that the incentive provided by these additional benefits is well worth any potential cost. For these same reasons, we also have agreed to provide payments and other benefits to Mr. Hermance if, outside of the context of a change of control, we terminate his employment without cause or he terminates his employment for good reason. In addition, Mr. Hermance’s agreement differs from the other agreements with respect to payments that exceed the limitations under Section 280G of the Internal Revenue Code. The other executives’ agreements limit the payments made upon a change of control to the maximum amount that may be paid without an excise tax and loss of corporate tax deduction under Sections 4999 and 280G of the Internal Revenue Code. Mr. Hermance’s agreement does not contain this limitation as discussed under “Tax Considerations” below.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and any of the three most highly compensated executive officers, other than the chief financial officer. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company. In 2012, the vesting of restricted stock resulted in compensation paid to our named executive officers that is non-deductible under Section 162(m).

Under Mr. Hermance’s change of control agreement, our payments to Mr. Hermance may exceed the limitations under Section 280G of the Internal Revenue Code, and therefore a portion of the payments may not be deductible. In addition, we will make an additional payment to Mr. Hermance if payments to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We did not wish to have the provisions of Mr. Hermance’s agreement serve as a disincentive to his pursuit of a change of control that otherwise might be in the best interests of our Company and its stockholders. Accordingly, we determined to provide a payment to reimburse Mr. Hermance for any excise taxes payable in connection with the change-of-control payment, as well as any taxes that accrue as a result of our reimbursement. We believe that, in light of Mr. Hermance’s outstanding record in enhancing value for our stockholders, this determination is appropriate.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2012 compensation, Mr. Hermance, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Hermance did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Hermance’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee:

Charles D. Klein, Chairperson

James R. Malone

Elizabeth R. Varet

Dated: March 28, 2013

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE—2012

The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, retired Chief Financial Officer and other three most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (Losses) (4)	All Other Compensation (5)	Total
Frank S. Hermance Chairman of the Board and Chief Executive Officer	2012 2011 2010	$1,082,000 1,040,000 1,000,000	$432,800 416,000 400,000	$1,822,690 1,664,328 2,419,443	$1,627,342 1,142,362 1,696,859	$983,852 1,601,600 1,600,000	$393,406 394,964 248,233	$378,615 443,138 442,782	$6,720,705 6,702,392 7,807,317
John J. Molinelli Executive Vice President– Chief Financial Officer (Retired July 1, 2012)	2012 2011 2010	302,481 515,000 495,000	34,585 66,950 64,350	— 479,165 555,282	933,136 328,758 389,309	152,902 572,925 579,150	204,094 356,135 253,282	48,324 146,636 148,278	1,675,522 2,465,569 2,484,651
Robert R. Mandos Executive Vice President– Chief Financial Officer (Elected July 1, 2012)	2012	366,000	57,235	274,961	245,551	194,848	174,489	66,327	1,379,411
David A. Zapico President–Electronic Instruments	2012 2011 2010	424,000 400,000 382,500	82,680 50,180 49,725	299,270 286,783 343,305	266,904 196,642 240,703	235,399 461,175 447,526	126,609 62,644 56,515	82,627 105,709 105,617	1,517,489 1,563,133 1,625,891
Timothy N. Jones President–Electromechanical Group	2012 2011 2010	403,000 387,500 372,500	52,390 50,375 48,425	287,014 286,783 343,305	256,253 196,642 240,703	227,448 362,191 435,826	192,477 104,739 101,289	70,059 85,009 92,579	1,488,641 1,473,239 1,634,627
John W. Hardin President–Electronic Instruments	2012 2011 2010	391,500 380,000 360,000	31,555 40,508 26,208	287,014 286,783 343,305	256,253 196,642 240,703	228,446 334,371 278,195	16,113 (5,135 15,736)	104,122 91,974 60,215	1,315,003 1,325,143 1,324,362

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. For information regarding the number of shares subject to 2012 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 26.
(2)	The amounts shown for option awards relate to shares granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 11 to our Consolidated Financial Statements on page 41 of Appendix A to this proxy statement. For information regarding the number of shares subject to 2012 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 26.
(3)	Represents payments under our short-term incentive program based on achievement of Companywide or operating group performance measures. See “Compensation Discussion and Analysis – 2012 Compensation – Short-Term Incentive Program.”

(4)	Includes, for 2012, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Hermance, $322,400; Mr. Molinelli, $189,300; Mr. Mandos, $151,300; Mr. Zapico, $109,800; and Mr. Jones, $163,100. Also includes earnings (losses) on non-qualified deferred compensation plans, to the extent required to be disclosed under SEC regulations, as follows: Mr. Hermance, $71,006; Mr. Molinelli, $14,794; Mr. Mandos, $23,189; Mr. Zapico, $16,809; Mr. Jones, $29,377; and Mr. Hardin, $16,113. The Company did not change its benefit programs for the named executive officers in 2012; the change in benefit value is attributed to underlying assumptions such as the discount rate used to calculate the actuarial present value.
(5)	Included in All Other Compensation for 2012 are the following items that exceeded $10,000:

•

our contributions under our defined contribution plans, including our Supplemental Executive Retirement Plan, as follows: Mr. Hermance, $293,525; Mr. Molinelli, $32,396; Mr. Mandos, $49,051; Mr. Zapico, $65,170; Mr. Jones, $57,469; and Mr. Hardin, $83,627.

•	dividends on restricted stock and the interest on the dividend balance, which totaled $49,760 for Mr. Hermance, and are subject to forfeiture if the related restricted stock does not vest.

•

perquisites which totaled $33,965 for Mr. Hermance, $11,132 for Mr. Molinelli, $11,521 for Mr. Mandos, $9,379 for Mr. Zapico, and $12,482 for Mr. Hardin. Perquisites included automobile allowances for all of the named executive officers, country club dues for Mr. Hermance, and aircraft use for Mr. Molinelli.

GRANTS OF PLAN-BASED AWARDS—2012

The following table provides details regarding plan-based awards granted to the named executive officers in 2012, adjusted to reflect the three-for-two stock split paid to stockholders on June 29, 2012.

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	(2)	(3)	Awards	Awards (4)
Frank S. Hermance	2/17/12	—	$865,600	$1,731,200	—	—	—	N/A
	5/01/12	—	—	—	53,535	190,230	$34.0467	$3,450,032
John J. Molinelli	2/17/12	—	155,633	311,265	—	—	—	N/A
	5/01/12	—	—	—	—	109,080	34.0467	933,136
Robert R. Mandos	3/20/12	—	188,288	376,576	—	—	—	N/A
	5/01/12	—	—	—	8,076	28,704	34.0467	520,512
David A. Zapico	2/17/12	—	234,260	468,520	—	—	—	N/A
	5/01/12	—	—	—	8,790	31,200	34.0467	566,174
Timothy N. Jones	2/17/12	—	235,755	471,510	—	—	—	N/A
	5/01/12	—	—	—	8,430	29,955	34.0467	543,267
John W. Hardin	2/17/12	—	229,028	458,055	—	—	—	N/A
	5/01/12	—	—	—	8,430	29,955	34.0467	543,267

(1)	These targets were established under our short-term incentive program. See “Compensation Discussion and Analysis – 2012 Compensation – Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 24. Targets reflect the October 1, 2012 salary for each individual, as required by the program.
(2)	The stock awards constitute restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These shares become vested on the earliest to occur of (a) the closing price of our Common Stock on any five consecutive days equaling or exceeding $68.09 per share, (b) the death or permanent disability of the grantee, (c) the termination of the grantee’s employment with us in connection with a change of control, or (d) the fourth anniversary of the date of grant, namely May 1, 2016, provided the grantee has been employed by us continuously through that date. In the event of the grantee’s attainment of at least 55 years of age and at least 10 years of service with the Company prior to the fourth anniversary of the date of grant, then a ratable vesting schedule will apply whereby 25% of the restricted stock shall become nonforfeitable annually on the next anniversary of the date of grant if the grantee is still employed by the Company on such anniversary. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.
(3)	The option awards constitute stock options granted under our 2007 Omnibus Incentive Compensation Plan. Stock options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant. Options generally become fully exercisable in the event of the grantee’s death or permanent disability, normal retirement or termination of employment in connection with a change of control.
(4)	The grant date fair value is computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair value of option awards in this column are set forth in Note 11 to our Consolidated Financial Statements on page 41 of Appendix A to this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2012

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2012, adjusted to reflect the three-for-two stock split paid to stockholders on June 29, 2012.

	Option Awards (1)					Stock Awards (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (3)
Frank S. Hermance	4/24/2007 4/23/2008 4/23/2009 4/29/2010 5/03/2011 5/01/2012	286,987 291,352 338,595 167,894 37,710 —	— — 112,867 167,896 113,130 190,230	16.1955 21.6000 14.5378 19.5867 29.8267 34.0467	4/23/2014 4/22/2015 4/22/2016 4/28/2017 5/02/2018 4/30/2019	218,910	$8,224,449
John J. Molinelli	5/03/2011 5/01/2012	43,410 109,080	— —	29.8267 34.0467	5/02/2018 4/30/2019	—	—
Robert R. Mandos	4/23/2009 4/29/2010 5/03/2011 5/01/2012	30,405 14,538 3,787 —	10,135 14,541 11,363 28,704	14.5378 19.5867 29.8267 34.0467	4/22/2016 4/28/2017 5/02/2018 4/30/2019	24,379	915,919
David A. Zapico	4/23/2009 4/29/2010 5/03/2011 5/01/2012	63,330 23,816 6,491 —	21,112 23,816 19,474 31,200	14.5378 19.5867 29.8267 34.0467	4/22/2016 4/28/2017 5/02/2018 4/30/2019	35,932	1,349,965
Timothy N. Jones	4/23/2009 4/29/2010 5/03/2011 5/01/2012	— 23,816 6,491 —	17,343 23,816 19,474 29,955	14.5378 19.5867 29.8267 34.0467	4/22/2016 4/28/2017 5/02/2018 4/30/2019	33,169	1,246,159
John W. Hardin	4/23/2009 4/29/2010 5/03/2011 5/01/2012	16,740 11,909 6,491 —	16,740 23,816 19,474 29,955	14.5378 19.5867 29.8267 34.0467	4/22/2016 4/28/2017 5/02/2018 4/30/2019	35,572	1,336,440

(1)	All option grants become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the dates of grant.

(Footnotes continue on following page.)

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all named executive officers:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Date	Price-Related Event for Accelerated Vesting*
Frank S. Hermance	4/29/2010 5/03/2011 5/01/2012	123,525 41,850 53,535	4/29/2014 5/03/2015 5/01/2016	$39.17 59.65 68.09
Robert R. Mandos	4/29/2010 5/03/2011 5/01/2012	10,696 5,607 8,076	4/29/2014 5/03/2015 5/01/2016	39.17 59.65 68.09
David A. Zapico	4/29/2010 5/03/2011 5/01/2012	17,527 9,615 8,790	4/29/2014 5/03/2015 5/01/2016	39.17 59.65 68.09
Timothy N. Jones	4/29/2010 5/03/2011 5/01/2012	17,527 7,212 8,430	4/29/2014 5/03/2015 5/01/2016	39.17 59.65 68.09
John W. Hardin	4/29/2010 5/03/2011 5/01/2012	17,527 9,615 8,430	4/29/2014 5/03/2015 5/01/2016	39.17 59.65 68.09

*	The price-related event for accelerated vesting of the restricted stock awards will occur if the closing price per share of our Common Stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant.

(3)	The dollar values are based on the closing price of our Common Stock on December 31, 2012 ($37.57). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding Common Stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

OPTION EXERCISES AND STOCK VESTED—2012

The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2012, adjusted to reflect the three-for-two stock split paid to stockholders on June 29, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Frank S. Hermance	284,883	$5,349,589	94,073	$3,097,508
John J. Molinelli	460,190	7,261,481	65,993	2,207,124
Robert R. Mandos	56,104	961,901	5,857	191,906
David A. Zapico	113,917	1,889,307	15,413	505,016
Timothy N. Jones	215,136	3,841,161	14,733	485,347
John W. Hardin	104,850	1,724,744	15,010	501,839

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.
(2)	On April 23, 2012, the 4-year cliff vesting of the restricted stock granted on April 23, 2008 to all of the named executive officers occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 23, 2012 ($32.24), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

On May 3, 2012, the first year pro-rata vesting (25%) of the restricted stock granted on May 3, 2011 to Messrs. Hermance, Molinelli and Jones, who attained at least 55 years of age and at least 10 years of service with the Company, occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on May 3, 2012 ($33.69), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

On July 2, 2012, in accordance with the 2007 Omnibus Incentive Compensation Plan, the restrictions on 15,356.25 shares of the restricted stock previously granted to Mr. Molinelli on April 29, 2010 were lifted upon his retirement and separation of service from the Company as its Executive Vice President and Chief Financial Officer on July 1, 2012. The Compensation Committee also determined to accelerate the vesting of 25,043.25 shares of restricted stock previously granted to Mr. Molinelli upon his retirement and separation of service from the Company. Of these shares, 12,993.75 shares were scheduled to vest pro-rata on a monthly basis through April 29, 2014 and 12,049.5 of these shares were scheduled to vest in three approximately equal installments on May 3 of 2013, 2014 and 2015. This action allowed Mr. Molinelli to realize the value of his unvested long-term incentive awards that he would otherwise forfeit as a result of his retirement and rewarded him for his long and valued service to the Company. Mr. Molinelli served the Company for over 43 years including 18 years as Chief Financial Officer. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on July 2, 2012 ($33.51), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

On July 23, 2012, the 4-year cliff vesting of the restricted stock granted on July 23, 2008 to Mr. Hardin occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on July 23, 2012 ($33.32), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

PENSION BENEFITS – 2012

We have the following defined benefit plans in which some or all of our named executive officers participate:

•

The Employees’ Retirement Plan – This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($250,000 for 2012) is not taken into account under the Retirement Plan. Mr. Hardin, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, but instead is eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan.

Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:

(A + B) x C x 1.02

where:

•

A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and

•	C = current credited service divided by credited service at the normal retirement date.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Hermance and Jones are eligible for early retirement under the plan.

•

Supplemental Senior Executive Death Benefit Program – Under this program, we have entered into individual agreements with Messrs. Hermance and Molinelli that require us to pay death benefits to their designated beneficiaries and to pay lifetime benefits to them under specified circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the program provides for an annual benefit of up to a maximum of $100,000 per year, or an aggregate of $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement. To fund benefits under the Program, we have purchased individual life insurance policies on the lives of certain of the covered executives. We retain the right to terminate all of the Program agreements under designated circumstances.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2012.

Name	Plan Name	Number of Years Credited Service at December 31, 2012	Present Value of Accumulated Benefit (1)	Payments During 2012
Frank S. Hermance	The Employees’ Retirement Plan Supplemental Senior Executive Death Benefit Plan	22	$1,298,500	—
		N/A	646,000	—
John J. Molinelli	The Employees’ Retirement Plan Supplemental Senior Executive Death Benefit Plan	44	1,593,200	49,231
		N/A	634,400	—
Robert R. Mandos	The Employees’ Retirement Plan	31	635,000	—
David A. Zapico	The Employees’ Retirement Plan	23	385,400	—
Timothy N. Jones	The Employees’ Retirement Plan	33	726,800	—
John W. Hardin	N/A	N/A	N/A	—

(1)	The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2012. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate – 4.10%; limitation on eligible annual compensation under the Internal Revenue Code—$250,000; limitation on eligible annual benefits under the Internal Revenue Code—$200,000; retirement age—65; termination and disability rates—none; form of payment—single life annuity; RP-2000 mortality table, as adjusted.

NON-QUALIFIED DEFERRED COMPENSATION—2012

We have the following non-qualified deferred compensation plans in which our named executive officers participate:

•

Supplemental Executive Retirement Plan (“SERP”) – This plan provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Department of the Treasury ($250,000 in 2012). Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s compensation that exceeds the Department of the Treasury limits, which is then deemed to be invested in our Common Stock. Payout of an executive’s account occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP.

•

Deferred Compensation Plan – This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Department of the Treasury ($250,000 in 2012). In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award. The monies are invested in one of two notional accounts, a Common Stock fund and an interest-bearing fund. A participant generally may elect to have the value of his or her account distributed following retirement, or while in service, as specified by the participant in his or her deferral election. Payments may commence earlier upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control, as defined in the plan. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

•

2004 Executive Death Benefit Plan – Under this plan, we provide a retirement benefit to Messrs. Mandos, Zapico, Jones and Hardin. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual benefit will vary based on the gains and losses from the underlying investments in a pool of insurance policies that we own covering the lives of the participants; and on death benefits received from these same policies. The maximum salary on which the benefit can be based is $500,000. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80.

The following table provides details regarding non-qualified deferred compensation for the named executive officers in 2012.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
Frank S. Hermance	$—	$292,325	$3,812,202	$—	$27,598,241
John J. Molinelli	—	31,196	966,009	3,092,564	3,595,859
Robert R. Mandos	138,719	47,851	197,487	—	1,279,223
David A. Zapico	—	63,970	366,537	—	1,489,191
Timothy N. Jones	—	56,269	237,865	—	975,030
John W. Hardin	—	67,129	133,445	—	577,299

(1)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 24: Mr. Hermance, $292,325; Mr. Molinelli, $31,196; Mr. Mandos, $47,851; Mr. Zapico, $63,970; Mr. Jones, $56,269; and Mr. Hardin, $67,129.
(2)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 24: Mr. Hermance, $71,006; Mr. Molinelli, $14,794; Mr. Mandos, $23,189; Mr. Zapico, $16,809; Mr. Jones, $29,377; and Mr. Hardin, $16,113.
(3)	Includes for each named executive officer the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Hermance, $13,486,144; Mr. Molinelli, $2,602,974; Mr. Zapico, $508,947; Mr. Jones, $348,619; and Mr. Hardin, $199,804.

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE OF CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:

•

distributions under The Employees’ Retirement Plan and distributions, other than death benefits, under the Supplemental Senior Executive Death Benefit Plan – see “Pension Benefits – 2012” for information regarding these plans,

•

distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan – see “Nonqualified Deferred Compensation – 2012” for information regarding these plans,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and

•	short-term incentive payments that would not be increased due to the termination event.

The following items are reflected in the summary table on page 36. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2012.

Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Hermance, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers other than Mr. Hermance under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and, except in the case of Mr. Hermance, the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.

Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of the Board; or (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.

A termination for “good reason” generally means a termination initiated by the executive officer in the event of: (1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).

A termination for cause would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse effect on our business, operations, assets, properties or financial condition.

Under our change of control agreement with Mr. Hermance, in the event that his employment is terminated by us without cause or by Mr. Hermance for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to 2.99 times the sum of (a) Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits, disability insurance and death benefits until the earliest of (a) the end of the tenth year following the year of the separation from service; (b) Medicare eligibility; (c) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a pre-existing condition limitation; or (d) death; and (3) use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of country club dues, in each case until the second anniversary of his termination or, if earlier, his death.

In addition, upon a change of control, or upon Mr. Hermance’s termination without cause or resignation for good reason in anticipation of a change of control, (1) all of his restricted stock awards and stock options immediately vest; (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option; and (3) if Mr. Hermance becomes subject to excise taxes under Section 4999 of the Internal Revenue Code because our change of control payments to him are subject to the limitations on deductions under Section 280G of the Internal Revenue Code, he will be reimbursed for those excise taxes and any additional taxes payable by him as a result of the reimbursement.

Generally, a change of control is deemed to occur under Mr. Hermance’s change of control agreement upon: (1) the acquisition by any person or group of 20 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our Common Stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the shareholders of (a) a merger in which the shareholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then outstanding voting securities, or (b) a sale or other disposition of all or substantially all of the Company’s assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Hermance and a majority of the Directors.

“Good reason” and “cause” are defined in Mr. Hermance’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.

Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2012: Lump sum payments – Mr. Hermance, $6,470,360; Mr. Mandos, $1,993,738; Mr. Zapico, $2,507,764; Mr. Jones, $2,240,114; Mr. Hardin, $2,119,731. Health and death benefits – Mr. Hermance, $34,200. Health benefits – Mr. Mandos, $320,100; Mr. Zapico, $97,900; Mr. Jones, $223,100; Mr. Hardin, $269,000. Perquisites – Mr. Hermance, $74,050 (including use of an automobile and operating expenses in the amount of $58,292; and country club fees). The benefits Mr. Hermance receives upon acceleration of his equity grants in connection with a change of control are quantified below under “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”

In addition, Mr. Hermance’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Hermance for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of cash compensation will be equal to two times, rather than 2.99 times, cash compensation and (2) the continuation of health benefits, disability benefits and death benefits cannot exceed a maximum of two years from the termination of his employment, rather than ten years.

Payments and other benefits to Mr. Hermance under this provision include the following: lump sum payments, $4,328,000; stock option grant vesting acceleration, $7,165,136; restricted stock award vesting acceleration, $8,306,207; health and death benefits, $34,200; perquisites, $74,050 (including use of an automobile and operating expenses in the amount of $58,292; and country club fees).

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; (3) the disability of the holder; or (4) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon normal retirement or death or disability are as follows: Mr. Hermance, $7,165,136; Mr. Mandos, $684,046; Mr. Zapico, $1,175,266; Mr. Jones, $1,084,071; Mr. Hardin, $1,070,183. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2012 and the exercise price per share for the affected options.

Outstanding restricted stock generally will vest immediately upon the occurrence of either of the following events: (1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Hermance, $8,306,207; Mr. Mandos, $924,319; Mr. Zapico, $1,363,061; Mr. Jones, $1,258,366; Mr. Hardin, $1,349,471. Benefits in connection with other events of termination addressed in the table below are as follows: Mr. Hermance, $4,130,321; Mr. Mandos (normal retirement only), $410,631; Mr. Zapico (normal retirement only), $651,661; Mr. Jones (normal retirement only), $611,436; Mr. Hardin (normal retirement only), $649,396. The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our Common Stock on December 31, 2012, plus accrued dividends and the interest on the dividend balance.

Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Hermance.

Death Benefits. Death benefits are payable to Mr. Hermance under our Supplemental Senior Executive Death Benefit Plan, as described under “Pension Benefits – 2012.” Death benefits are payable to Messrs. Mandos, Zapico, Jones and Hardin under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation – 2012.”

The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2012: Mr. Hermance, $1,178,300; Mr. Mandos, $1,595,700; Mr. Zapico, $1,783,800; Mr. Jones, $1,527,800; Mr. Hardin, $1,800,000.

Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

Name	Voluntary Termination/Early Retirement/ Termination For Cause	Normal Retirement	Involuntary Not For Cause Termination	Change of Control	Disability	Death
Frank S. Hermance	$4,130,321	$11,295,457	$19,907,593	$22,049,953	$15,471,343	$16,649,643
Robert R. Mandos	—	1,094,677	—	3,922,203	1,608,365	3,204,065
David A. Zapico	—	1,826,927	—	5,143,991	2,538,327	4,322,127
Timothy N. Jones	—	1,695,507	—	4,805,651	2,342,437	3,870,237
John W. Hardin	—	1,719,579	—	4,808,384	2,419,654	4,219,654

STOCK OWNERSHIP OF

EXECUTIVE OFFICERS AND DIRECTORS

The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 20 for a discussion of stock ownership guidelines for our named executive officers.

The Board of Directors established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our Common Stock having a value equal to at least five times the Director’s annual cash retainer. Each non-employee Director other than Mr. Conti, who first became a Director in 2010, has exceeded his or her required stock ownership level of five times his or her annual retainer.

The following table shows the number of shares of Common Stock that the Directors and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the SERP as of January 28, 2013.

	Number of Shares and Nature of Ownership (1)
Name	Outstanding Shares Beneficially Owned	Right to Acquire (2)	Total	Percent of Class	SERP	Total Beneficial and SERP Ownership
Ruby R. Chandy	—	—	—	*	—	—
Anthony J. Conti	5,468	3,390	8,858	*	—	8,858
John W. Hardin	50,266	35,140	85,406	*	13,924	99,330
Frank S. Hermance	2,339,250	1,122,538	3,461,788	1.4%	353,359	3,815,147
Timothy N. Jones	90,730	30,307	121,037	*	23,065	144,102
Charles D. Klein (3)	258,271	29,124	287,395	*	—	287,395
Steven W. Kohlhagen	54,895	29,124	84,019	*	—	84,019
James R. Malone	11,647	—	11,647	*	—	11,647
Robert R. Mandos	98,892	48,730	147,622	*	17,915	165,537
Elizabeth R. Varet (4)	568,175	19,584	587,759	*	—	587,759
Dennis K. Williams	16,597	29,124	45,721	*	—	45,721
David A. Zapico	80,304	93,637	173,941	*	37,881	211,822
Directors and Executive Officers as a Group (12 persons) including individuals named above	3,621,259	1,475,554	5,096,813	2.1%	452,719	5,549,532

*	Represents less than 1% of the outstanding shares of our Common Stock.
(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.
(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of January 28, 2013.

(Footnotes continue on following page.)

(3)	Includes 3,750 shares owned by one of Mr. Klein’s adult children through a trust for which Mr. Klein’s wife is the trustee and as to which Mr. Klein disclaims any beneficial ownership. Includes 15,750 shares held by a charitable foundation of which Mr. Klein is a director.
(4)	Includes 73,500 shares, of which 67,500 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary and 6,000 shares are owned by Ms. Varet’s adult children, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 440,035 shares.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 21, 2013.

Name and Address of Beneficial Owner	Nature of Beneficial Ownership	Number of Shares	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Sole voting and dispositive power (1)	15,022,914	6.2%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	Sole voting power for 14,091,000 shares and sole dispositive power (2)	14,843,100	6.1%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Sole voting power for 3,503,748 shares and sole dispositive power (3)	14,391,859	5.9%

(1)	Based on Schedule 13G filed on February 6, 2013.
(2)	Based on Schedule 13G filed on February 14, 2013.
(3)	Based on Schedule 13G filed on February 14, 2013. These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Copies of all such Section 16(a) reports are required to be furnished to us. These filing requirements also apply to holders of more than 10% of our Common Stock, but we do not know of any person that holds more than 10% of our Common Stock. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all of our officers and Directors were in compliance with all Section 16(a) filing requirements.

OTHER BUSINESS

We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.

By Order of the Board of Directors

Kathryn E. Sena

Corporate Secretary

Dated: March 23, 2012

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, LLC, Stockholder Services, 6201 15th Avenue, Brooklyn, NY 11219. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company, LLC at the address above.

ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS

AND ANNUAL REPORTS

To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company, LLC.

APPENDIX A

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

INFORMATION RELATING TO AMETEK COMMON STOCK

The principal market on which the Company’s common stock is traded is the New York Stock Exchange and it is traded under the symbol “AME.”

Market Price and Dividends Per Share

The high and low sales prices of the Company’s common stock on the New York Stock Exchange composite tape and the quarterly dividends per share paid on the common stock were:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2012
Dividends paid per share	$0.04	$0.06	$0.06	$0.06
Common stock trading range:
High	$33.14	$35.21	$36.56	$38.21
Low	$27.93	$31.19	$29.86	$32.67
2011
Dividends paid per share	$0.04	$0.04	$0.04	$0.04
Common stock trading range:
High	$29.89	$31.33	$31.06	$29.15
Low	$25.59	$26.92	$21.78	$20.58

Stock Performance Graph

The following graph and accompanying table compare the cumulative total stockholder return for AMETEK, Inc. over the last five years ended December 31, 2012 with total returns for the same period for the Dow Jones U.S. Electronic Equipment Index and Russell 1000 Index. The performance graph and table assume a $100 investment made on December 31, 2007 and reinvestment of all dividends. The stock performance shown on the graph below is based on historical data and is not necessarily indicative of future stock price performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	December 31,
	2007	2008	2009	2010	2011	2012
AMETEK, Inc.	$100.00	$64.87	$82.70	$128.06	$138.17	$186.12
Dow Jones U.S. Electronic Equipment Index*	100.00	58.71	84.41	113.52	103.43	126.87
Russell 1000 Index*	100.00	62.40	80.15	93.05	94.44	109.95

*	Includes AMETEK, Inc.

AMETEK, INC.

SELECTED FINANCIAL DATA

2012	2011	2010	2009	2008
(In millions, except per share amounts)
Consolidated Operating Results (Year Ended December 31):
Net sales	$3,334.2	$2,989.9	$2,471.0	$2,098.4	$2,531.1
Operating income	$745.9	$635.9	$482.2	$366.1	$432.7
Interest expense	$(75.5)	$(69.7)	$(67.5)	$(68.8)	$(63.7)
Net income	$459.1	$384.5	$283.9	$205.8	$247.0
Earnings per share:
Basic	$1.90	$1.60	$1.19	$0.86	$1.03
Diluted	$1.88	$1.58	$1.18	$0.85	$1.02
Dividends declared and paid per share	$0.22	$0.16	$0.12	$0.11	$0.11
Weighted average common shares outstanding:
Basic	241.5	240.4	238.6	240.3	238.8
Diluted	244.0	243.2	241.3	242.7	241.7
Performance Measures and Other Data:
Operating income — Return on net sales	22.4%	21.3%	19.5%	17.4%	17.1%
— Return on average total assets	15.7%	15.6%	13.6%	11.6%	14.9%
Net income — Return on average total capital	12.6%	12.3%	10.2%	8.2%	10.9%
— Return on average stockholders’ equity	20.0%	20.1%	17.0%	14.4%	19.5%
EBITDA(1)	$842.7	$712.2	$545.9	$428.0	$489.4
Ratio of EBITDA to interest expense(1)	11.2	x	10.2	x	8.2	x	6.3	x	7.7	x
Depreciation and amortization	$105.5	$86.5	$72.9	$65.5	$63.3
Capital expenditures	$57.4	$50.8	$39.2	$33.1	$44.2
Cash provided by operating activities	$612.5	$508.6	$423.0	$364.7	$247.3
Free cash flow(2)	$555.1	$457.8	$383.8	$331.6	$203.1
Consolidated Financial Position (At December 31):
Current assets	$1,164.7	$1,059.1	$974.5	$969.4	$954.6
Current liabilities	$880.0	$628.9	$550.9	$424.3	$447.5
Property, plant and equipment, net	$383.5	$325.3	$318.1	$310.1	$307.9
Total assets	$5,190.1	$4,319.5	$3,818.9	$3,246.0	$3,055.5
Long-term debt	$1,133.1	$1,123.4	$1,071.4	$955.9	$1,093.2
Total debt	$1,453.8	$1,263.9	$1,168.5	$1,041.7	$1,111.7
Stockholders’ equity	$2,535.2	$2,052.8	$1,775.2	$1,567.0	$1,287.8
Stockholders’ equity per share	$10.42	$8.53	$7.36	$6.46	$5.36
Total debt as a percentage of capitalization	36.4%	38.1%	39.7%	39.9%	46.3%
Net debt as a percentage of capitalization(3)	33.8%	34.8%	36.2%	33.7%	44.3%

See Notes to Selected Financial Data on the following page.

Notes to Selected Financial Data

(1)

EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s consolidated financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The following table presents the reconciliation of net income reported in accordance with U.S. generally accepted accounting principles (“GAAP”) to EBITDA:

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(In millions)
Net income	$459.1	$384.5	$283.9	$205.8	$247.0

Add (deduct):
Interest expense	75.5	69.7	67.5	68.8	63.7
Interest income	(0.7)	(0.7)	(0.7)	(1.0)	(3.9)
Income taxes	203.3	172.2	122.3	88.9	119.3
Depreciation	53.7	48.9	45.4	42.2	45.8
Amortization	51.8	37.6	27.5	23.3	17.5

Total adjustments	383.6	327.7	262.0	222.2	242.4

EBITDA	$842.7	$712.2	$545.9	$428.0	$489.4

(2)

Free cash flow represents cash flow from operating activities less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 1 above). The following table presents the reconciliation of cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow:

	Year Ended December 31,
	2012	2011	2010	2009	2008
	(In millions)
Cash provided by operating activities	$612.5	$508.6	$423.0	$364.7	$247.3
Deduct: Capital expenditures	(57.4)	(50.8)	(39.2)	(33.1)	(44.2)

Free cash flow	$555.1	$457.8	$383.8	$331.6	$203.1

(3)

Net debt represents total debt minus cash and cash equivalents. Net debt is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 1 above). The following table presents the reconciliation of total debt reported in accordance with U.S. GAAP to net debt:

	December 31,
	2012	2011	2010	2009	2008
	(In millions)
Total debt	$1,453.8	$1,263.9	$1,168.5	$1,041.7	$1,111.7
Less: Cash and cash equivalents	(158.0)	(170.4)	(163.2)	(246.4)	(87.0)

Net debt	1,295.8	1,093.5	1,005.3	795.3	1,024.7
Stockholders’ equity	2,535.2	2,052.8	1,775.2	1,567.0	1,287.8

Capitalization (net debt plus stockholders’ equity)	$3,831.0	$3,146.3	$2,780.5	$2,362.3	$2,312.5

Net debt as a percentage of capitalization	33.8%	34.8%	36.2%	33.7%	44.3%

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. For more information concerning risks and other factors that could have a material adverse effect on our business, or could cause actual results to differ materially from management’s expectations, see “Forward-Looking Information” on page A-18.

The following discussion and analysis of the Company’s results of operations and financial condition should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix. We begin with an overview of our business and operations.

Business Overview

AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversification, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. In 2012, the Company established records for orders, backlog, sales, operating income, operating income margins, net income, diluted earnings per share and operating cash flow. Contributions from recent acquisitions, combined with successful Operational Excellence initiatives, had a positive impact on 2012 results. The Company also benefited from its strategic initiatives under AMETEK’s four growth strategies: Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions and Alliances. Highlights of 2012 were:

•	In 2012, net sales were $3.3 billion, an increase of $344.3 million or 11.5% from 2011, on contributions from the 2011 and 2012 acquisitions.

•	Net income for 2012 was $459.1 million, an increase of $74.6 million or 19.4%, compared with $384.5 million in 2011.

•	During 2012, the Company completed the following acquisitions:

•	In January 2012, the Company acquired O’Brien Corporation, a leading manufacturer of fluid and gas handling solutions, sample conditioning equipment and process analyzers.

•	In May 2012, the Company acquired Dunkermotoren GmbH, a leader in advanced motion control solutions for a wide range of industrial automation applications.

•	In October 2012, the Company acquired Micro-Poise Measurement Systems (“Micro-Poise”), a leading provider of integrated test and measurement solutions for the tire industry.

•	In December 2012, the Company acquired Aero Components International (“ACI”), which expands the Company’s global maintenance, repair and overhaul (“MRO”) capabilities into fuel system repair.

•	In December 2012, the Company acquired Avtech Avionics and Instruments (“Avtech”), which broadens the Company’s MRO expertise in next generation avionics.

•

In December 2012, the Company acquired Sunpower, Inc., a leader in the development of Stirling cycle cryocoolers and externally heated Stirling engine technology for medical, scientific, telecommunication and space applications.

•

In December 2012, the Company acquired Crystal Engineering, a manufacturer of high-end, portable pressure calibrators and digital test gauges for the oil and gas, power generation and other industrial markets.

•	Higher earnings resulted in record cash flow provided by operating activities that totaled $612.5 million for 2012, a $103.9 million or 20.4% increase from 2011.

•

The Company continues to maintain a strong international sales presence. International sales, including U.S. export sales, were $1,707.6 million or 51.2% of net sales in 2012, compared with $1,501.1 million or 50.2% of net sales in 2011.

•

New orders for 2012 were a record at $3,535.1 million, an increase of $462.6 million or 15.1%, compared with $3,072.5 million in 2011. As a result, the Company’s backlog of unfilled orders at December 31, 2012 was a record at $1,112.3 million.

•

The Company continued its emphasis on investment in research, development and engineering, spending $154.8 million in 2012 before customer reimbursement of $5.0 million. Sales from products introduced in the last three years were $716.2 million or 21.5% of net sales.

•

On May 1, 2012, the Company’s Board of Directors declared a three-for-two split of the Company’s common stock. The stock split resulted in the issuance of one additional share for every two shares owned. The stock split was paid on June 29, 2012, to stockholders of record at the close of business on June 15, 2012. Additionally, the Board of Directors approved a 50% increase in the quarterly cash dividend rate on the Company’s common stock to $0.06 per common share from $0.04 per common share on a post-split basis. See Note 2 to the Consolidated Financial Statements included in Part II, Item 8 of this Annual Report on Form 10-K.

Results of Operations

The following table sets forth net sales and income by reportable segment and on a consolidated basis:

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
Net sales(1):
Electronic Instruments	$1,872,557	$1,647,195	$1,324,113
Electromechanical	1,461,656	1,342,719	1,146,839

Consolidated net sales	$3,334,213	$2,989,914	$2,470,952

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$497,116	$420,197	$316,184
Electromechanical	292,205	262,710	210,397

Total segment operating income	789,321	682,907	526,581
Corporate administrative and other expenses	(43,449)	(46,966)	(44,423)

Consolidated operating income	745,872	635,941	482,158
Interest and other expenses, net	(83,397)	(79,299)	(75,908)

Consolidated income before income taxes	$662,475	$556,642	$406,250

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Results of Operations for the year ended December 31, 2012 compared with the year ended December 31, 2011

In 2012, the Company established records for orders, sales, operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The Company achieved these results through contributions from acquisitions completed in 2012 and the acquisitions of Technical Manufacturing Corporation (“TMC”) in December 2011, EM Test (Switzerland) GmbH and Reichert Technologies in October 2011, Coining Holding Company (“Coining”) in May 2011 and Avicenna Technology, Inc. (“Avicenna”) in April 2011, as well as our Operational Excellence initiatives. The full year impact of the 2012 acquisitions and our continued focus on and implementation of Operational Excellence initiatives are expected to have a positive impact on our 2013 results.

Net sales for 2012 were $3,334.2 million, an increase of $344.3 million or 11.5%, compared with net sales of $2,989.9 million in 2011. Net sales for the Electronic Instruments Group (“EIG”) were $1,872.6 million in 2012, an increase of 13.7% from net sales of $1,647.2 million in 2011. Net sales for the Electromechanical Group (“EMG”) were $1,461.7 million in 2012, an increase of 8.9% from net sales of $1,342.7 million in 2011. The increase in net sales was attributable to higher order rates, as well as the impact of the acquisitions mentioned above. The net sales increase for 2012 included internal sales growth of approximately 1%, which excludes a 1% unfavorable effect of foreign currency translation. The acquisitions mentioned above contributed to the net sales increase.

Total international sales for 2012 were $1,707.6 million or 51.2% of net sales, an increase of $206.5 million or 13.8%, compared with international sales of $1,501.1 million or 50.2% of net sales in 2011. The $206.5 million increase in international sales resulted from the acquisitions mentioned above, primarily driven by Dunkermotoren, and includes the effect of foreign currency translation. Both reportable segments of the Company maintain strong international sales presences in Europe and Asia despite weakness in the global economy. Export shipments from the United States, which are included in total international sales, were $862.6 million in 2012, an increase of $87.7 million or 11.3%, compared with $774.9 million in 2011. Export shipments improved due to increased exports from the 2012 and 2011 acquisitions noted above, excluding Dunkermotoren and EM Test.

New orders for 2012 were a record at $3,535.1 million, an increase of $462.6 million or 15.1%, compared with $3,072.5 million in 2011. The increase in orders was primarily attributable to 2012 and 2011 acquisitions, excluding a 1% unfavorable effect of foreign currency translation. As a result, the Company’s backlog of unfilled orders at December 31, 2012 was a record at $1,112.3 million, an increase of $200.9 million or 22.0%, compared with $911.4 million at December 31, 2011.

Segment operating income for 2012 was $789.3 million, an increase of $106.4 million or 15.6%, compared with segment operating income of $682.9 million in 2011. Segment operating income, as a percentage of net sales, increased to 23.7% in 2012, compared with 22.8% in 2011. The increase in segment operating income and segment operating margins resulted primarily from the benefits of the Company’s lower cost structure through Operational Excellence initiatives.

Selling, general and administrative (“SG&A”) expenses for 2012 were $380.5 million, an increase of $31.2 million or 8.9%, compared with $349.3 million in 2011. As a percentage of net sales, SG&A expenses were 11.4% for 2012, compared with 11.7% in 2011. Selling expenses increased $34.7 million or 11.4% for 2012 primarily driven by the increase in net sales noted above. Selling expenses, as a percentage of net sales, were 10.1% for both 2012 and 2011. Base business selling expenses were essentially flat year over year, which was in line with internal sales growth.

Corporate administrative expenses for 2012 were $43.1 million, a decrease of $3.5 million or 7.5%, compared with $46.6 million in 2011. The decrease in corporate administrative expenses was primarily driven by lower consulting and compensation-related expenses. As a percentage of net sales, corporate administrative expenses were 1.3% for 2012, compared with 1.6% in 2011.

Consolidated operating income was $745.9 million or 22.4% of net sales for 2012, an increase of $110.0 million or 17.3%, compared with $635.9 million or 21.3% of net sales in 2011.

Interest expense was $75.5 million for 2012, an increase of $5.8 million or 8.3%, compared with $69.7 million in 2011. The increase was due to higher borrowings under revolving credit facilities and higher fees associated with the full year impact of the revolving credit facility signed in September 2011 primarily for the acquisitions previously mentioned, as well as the full year impact of the issuance of a 55 million Swiss franc senior note in the fourth quarter of 2011.

Other expenses, net were $7.9 million for 2012, a decrease of $1.7 million, compared with $9.6 million in 2011. The decrease was primarily driven by higher investment income, a favorable impact from foreign currency in 2012 and the non-recurrence of costs incurred to demolish a vacant facility in 2011.

The effective tax rate for 2012 was 30.7%, compared with 30.9% in 2011. The effective tax rate for 2012 and 2011 includes the impact of international statutory tax rate reductions and the ongoing benefits obtained from international tax planning initiatives. See Note 9 to the consolidated financial statements included in this Appendix for further details.

Net income for 2012 was $459.1 million, an increase of $74.6 million or 19.4%, compared with $384.5 million in 2011. Diluted earnings per share for 2012 were $1.88, an increase of $0.30 or 19.0%, compared with $1.58 per diluted share in 2011.

Segment Results

EIG’s net sales totaled $1,872.6 million for 2012, an increase of $225.4 million or 13.7%, compared with $1,647.2 million in 2011. The net sales increase was due to internal growth of approximately 3%, excluding an unfavorable 1% effect of foreign currency translation, primarily driven by increases in EIG’s oil and gas, aerospace and power businesses. The acquisitions of Micro-Poise, O’Brien, TMC, EM Test and Reichert Technologies accounted for the remainder of the net sales increase.

EIG’s operating income was $497.1 million for 2012, an increase of $76.9 million or 18.3%, compared with $420.2 million in 2011. EIG’s operating margins were 26.5% of net sales for 2012, compared with 25.5% of net sales in 2011. The increase in segment operating income and operating margins was driven by the leveraged impact of the Group’s increase in internal sales growth noted above, as well as the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

EMG’s net sales totaled $1,461.7 million for 2012, an increase of $119.0 million or 8.9%, compared with $1,342.7 million in 2011. The net sales increase was due to the acquisitions of Dunkermotoren, Coining and Avicenna, partially offset by an internal sales decline of 1% and an unfavorable 1% effect of foreign currency translation.

EMG’s operating income was $292.2 million for 2012, an increase of $29.5 million or 11.2%, compared with $262.7 million in 2011. EMG’s operating margins were 20.0% of net sales for 2012, compared with 19.6% of net sales in 2011. EMG’s increase in operating income and operating margins was primarily due to the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

Results of Operations for the year ended December 31, 2011 compared with the year ended December 31, 2010

In 2011, the Company established records for sales, operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The Company achieved these results from strong internal growth in both EIG and EMG, as well as contributions from acquisitions completed in 2011 and the acquisitions of Technical Services for Electronics (“TSE”) in June 2010, Haydon Enterprises in July 2010 and Atlas Material Testing Technology LLC (“Atlas”) in November 2010.

Net sales for 2011 were $2,989.9 million, an increase of $518.9 million or 21.0%, compared with net sales of $2,471.0 million in 2010. Net sales for EIG were $1,647.2 million in 2011, an increase of 24.4% from net sales of $1,324.1 million in 2010. Net sales for EMG were $1,342.7 million in 2011, an increase of 17.1% from net sales of $1,146.8 million in 2010. The increase in net sales was primarily attributable to higher order rates, as well as the impact of the acquisitions mentioned above. The net sales increase for 2011 was driven by strong internal sales growth of approximately 11%, which excludes a 1% favorable effect of foreign currency translation. The acquisitions mentioned above contributed the remainder of the net sales increase.

Total international sales for 2011 were $1,501.1 million or 50.2% of net sales, an increase of $289.8 million or 23.9%, compared with international sales of $1,211.3 million or 49.0% of net sales in 2010. The $289.8 million increase in international sales resulted from higher sales growth noted above, driven by continued strong expansion into Asia, as well as growth in Europe, and includes the effect of foreign currency translation. Both reportable segments of the Company maintain strong international sales presences in Europe and Asia. Export shipments from the United States, which are included in total international sales, were $774.9 million in 2011, an increase of $210.4 million or 37.3%, compared with $564.5 million in 2010. Export shipments improved due to increased exports from both the base businesses and the acquisitions noted above.

New orders for 2011 were $3,072.5 million, an increase of $421.2 million or 15.9%, compared with $2,651.3 million in 2010. For 2011, internal order growth was approximately 8%, excluding a 1% favorable effect of foreign currency translation, driven by the differentiated businesses of both EIG and EMG, with the acquisitions mentioned above accounting for the remainder of the increase. As a result, the Company’s backlog of unfilled orders at December 31, 2011 was a year end record at $911.4 million, an increase of $82.6 million or 10.0%, compared with $828.8 million at December 31, 2010.

Segment operating income for 2011 was $682.9 million, an increase of $156.3 million or 29.7%, compared with segment operating income of $526.6 million in 2010. Segment operating income, as a percentage of net sales, increased to 22.8% in 2011 from 21.3% in 2010. The increase in segment operating income and segment operating margins resulted primarily from the leveraged impact of the Company’s internal sales growth increase noted above, as well as the benefits of the Company’s lower cost structure through Operational Excellence initiatives.

SG&A expenses for 2011 were $349.3 million, an increase of $52.8 million or 17.8%, compared with $296.5 million in 2010. As a percentage of net sales, SG&A expenses were 11.7% for 2011, compared with 12.0% in 2010. A portion of the increase in SG&A expenses was the result of a $2.1 million charge recorded in corporate administrative expenses related to the accelerated vesting of an April 2009 restricted stock grant in the second quarter of 2011. Selling expenses increased $49.4 million or 19.5% for 2011 driven by the increase in net sales noted above. Selling expenses, as a percentage of net sales, decreased to 10.1% for 2011, compared with 10.3% for 2010. Base business selling expenses increased approximately 11.6% for 2011, which was in line with internal sales growth.

Corporate administrative expenses for 2011 were $46.6 million, an increase of $3.5 million or 8.1%, compared with $43.1 million in 2010. As a percentage of net sales, corporate administrative expenses were 1.6% for 2011, compared with 1.7% in 2010. The increase in corporate administrative expenses was primarily the result of equity-based compensation expense associated with the accelerated vesting of restricted stock in the second quarter of 2011, noted above, as well as higher compensation-related expenses.

Consolidated operating income was $635.9 million or 21.3% of net sales for 2011, an increase of $153.7 million or 31.9%, compared with $482.2 million or 19.5% of net sales in 2010.

Interest expense was $69.7 million for 2011, an increase of $2.2 million or 3.3%, compared with $67.5 million in 2010. The increase was primarily due to the full year impact of the issuance of an 80 million British pound senior note in the third quarter of 2010, partially offset by the repayment of a 50 million British pound senior note in the third quarter of 2010.

Other expenses, net were $9.6 million for 2011, an increase of $1.2 million, compared with $8.4 million in 2010. The increase was primarily driven by higher acquisition-related expenses and an unfavorable impact from foreign currency.

The effective tax rate for 2011 was 30.9%, compared with 30.1% in 2010. The effective tax rate for 2011 included the impact of the accelerated vesting of non-deductible restricted stock amortization. The effective tax rate for 2011 and 2010 included the impact of international statutory tax rate reductions and benefits obtained from a favorable mix of international taxable earnings. See Note 9 to the consolidated financial statements included in this Appendix for further details.

Net income for 2011 was $384.5 million, an increase of $100.6 million or 35.4%, compared with $283.9 million in 2010. Diluted earnings per share for 2011 were $1.58, an increase of $0.40 or 33.9%, compared with $1.18 per diluted share in 2010.

Segment Results

EIG’s net sales totaled $1,647.2 million for 2011, an increase of $323.1 million or 24.4%, compared with $1,324.1 million in 2010. The net sales increase was due to internal growth of approximately 16%, excluding a favorable 1% effect of foreign currency translation, primarily driven by increases in EIG’s process, power and industrial businesses. The acquisitions of EM Test, Reichert Technologies and Atlas accounted for the remainder of the net sales increase.

EIG’s operating income was $420.2 million for 2011, an increase of $104.0 million or 32.9%, compared with $316.2 million in 2010. EIG’s operating margins were 25.5% of net sales for 2011, compared with 23.9% of net sales in 2010. The increase in segment operating income and operating margins was driven by the leveraged impact of the Group’s increase in internal sales growth noted above, as well as the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

EMG’s net sales totaled $1,342.7 million for 2011, an increase of $195.9 million or 17.1%, compared with $1,146.8 million in 2010. The net sales increase was due to internal growth of approximately 6%, excluding a favorable 1% effect of foreign currency translation, driven by increases in EMG’s differentiated businesses. The acquisitions of Coining, Avicenna, Haydon Enterprises and TSE accounted for the remainder of the net sales increase.

EMG’s operating income was $262.7 million for 2011, an increase of $52.3 million or 24.9%, compared with $210.4 million in 2010. EMG’s operating margins were 19.6% of net sales for 2011, compared with 18.3% of net sales in 2010. EMG’s increase in operating income and operating margins was primarily due to the leveraged impact of the Group’s increase in internal sales growth noted above, as well as the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

Liquidity and Capital Resources

Cash provided by operating activities totaled $612.5 million in 2012, an increase of $103.9 million or 20.4%, compared with $508.6 million in 2011. The increase in cash provided by operating activities was primarily due to the $74.6 million increase in net income. Free cash flow (cash flow provided by operating activities less capital expenditures) was $555.1 million in 2012, compared with $457.8 million in 2011. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $842.7 million in 2012, compared with $712.2 million in 2011. Free cash flow and EBITDA are presented because the Company is aware that they are measures used by third parties in evaluating the Company. (See tables on page A-4 for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) measures to comparable non-GAAP measures).

Cash used for investing activities totaled $803.7 million in 2012, compared with $526.5 million in 2011. In 2012, the Company paid $747.7 million for seven business acquisitions, net of cash received, compared with $474.9 million paid for five business acquisitions, net of cash received, in 2011. Additions to property, plant and equipment totaled $57.4 million in 2012, compared with $50.8 million in 2011.

Cash provided by financing activities totaled $174.5 million in 2012, compared with $31.9 million in 2011. In 2012, net total borrowings increased by $177.9 million, compared with a net total borrowings increase of $99.1 million in 2011. In 2012, the Company repurchased 141,000 shares of its common stock for $4.6 million, compared with $59.3 million used for repurchases of 2.5 million shares of the Company’s common stock in 2011. At December 31, 2012, $100.9 million was available under the Board authorization for future share repurchases.

In September 2011, AMETEK completed a new five-year revolving credit facility with a total borrowing capacity of $700 million, which excludes an accordion feature that permits the Company to request up to an additional $200 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. Interest rates on outstanding loans under either the current or replaced revolving credit facility are at the applicable London Interbank Offered Rate plus a negotiated spread, or at the U.S. prime rate. The new revolving credit facility replaced a $450 million total borrowing capacity revolving credit facility, which excluded a $100 million accordion feature, that was due to expire in June 2012. The new revolving credit facility provides the Company with additional financial flexibility to support its growth plans, including its successful acquisition strategy. At December 31, 2012, the Company had available borrowing capacity of $557.6 million under its revolving credit facility, including the $200 million accordion feature.

At December 31, 2012, total debt outstanding was $1,453.8 million, compared with $1,263.9 million at December 31, 2011, with no significant maturities until 2015. The debt-to-capital ratio was 36.4% at December 31, 2012, compared with 38.1% at December 31, 2011. The net debt-to-capital ratio (total debt less cash and cash equivalents divided by the sum of net debt and stockholders’ equity) was 33.8% at December 31, 2012, compared with 34.8% at December 31, 2011. The net debt-to-capital ratio is presented because the Company is aware that this measure is used by third parties in evaluating the Company. (See table on page A-4 for a reconciliation of U.S. GAAP measures to comparable non-GAAP measures).

Additional financing activities for 2012 include cash dividends paid of $53.1 million, compared with $38.4 million in 2011. The increase in dividends in 2012 was driven by the 50% increase in the quarterly cash dividend rate on the Company’s common stock to $0.06 per common share from $0.04 per common share on a post-split basis. Proceeds from the exercise of employee stock options were $39.4 million in 2012, compared with $19.6 million in 2011.

As a result of all of the Company’s cash flow activities in 2012, cash and cash equivalents at December 31, 2012 totaled $158.0 million, compared with $170.4 million at December 31, 2011. At December 31, 2012, the Company had $150.6 million in cash outside the United States, compared with $168.2 million at December 31, 2011. The Company utilizes this cash to operate its international operations, as well as acquire international businesses. The Company is in compliance with all covenants, including financial covenants, for all of its debt agreements. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, available credit facilities and access to long-term capital funds to enable it to meet its operating needs and contractual obligations in the foreseeable future.

The following table summarizes AMETEK’s contractual cash obligations and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years at December 31, 2012.

	Payments Due
Contractual Obligations(1)	Total	Less Than One Year	One to Three Years	Four to Five Years	After Five Years
	(In millions)
Long-term debt(2)	$1,121.0	$—	$191.0	$335.0	$595.0
Revolving credit loans(3)	312.9	312.9	—	—	—
Capital lease(4)	10.1	1.0	2.1	2.2	4.8
Other indebtedness	9.8	6.8	1.1	1.9	—

Total debt	1,453.8	320.7	194.2	339.1	599.8
Interest on long-term fixed-rate debt	355.2	67.0	131.2	106.9	50.1
Noncancellable operating leases(5)	165.9	31.4	47.1	29.7	57.7
Purchase obligations(6)	325.6	308.6	16.5	0.5	—
Employee severance and other	11.7	10.5	0.6	0.6	—

Total	$2,312.2	$738.2	$389.6	$476.8	$707.6

(1)

The liability for uncertain tax positions was not included in the table of contractual obligations as of December 31, 2012 because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time. See Note 9 to the consolidated financial statements included in this Appendix for further details.

(2)	Includes the $450 million private placement completed in 2007 and the $350 million private placement completed in 2008.

(3)

Although not contractually obligated, the Company expects to have the capability to repay the revolving credit loan within one year as permitted in the credit agreement. Accordingly, $312.9 million was classified as short-term debt at December 31, 2012.

(4)	Represents a capital lease for a building and land associated with the Cameca SAS acquisition. The lease has a term of 12 years, which began in July 2006, and is payable quarterly.

(5)	The leases expire over a range of years from 2013 to 2082 with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

(6)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

Other Commitments

The Company has standby letters of credit and surety bonds of $38.1 million related to performance and payment guarantees at December 31, 2012. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

Critical Accounting Policies

The Company has identified its critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to management’s discussion and analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions or assessments whereby materially different financial condition and results of operations could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 to the consolidated financial statements.

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Revenue Recognition.    The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The Company’s policy, with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2012, 2011 and 2010, the accrual for future warranty obligations was $27.8 million, $22.5 million and $18.3 million, respectively. The Company’s expense for warranty obligations was $10.1 million, $13.2 million and $10.6 million in 2012, 2011 and 2010, respectively. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns and allowances and warranty amounts are higher than past experience, additional accruals may be required.

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Accounts Receivable.    The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables was $10.8 million and $7.8 million at December 31, 2012 and 2011, respectively.

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Inventories.    The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for approximately 79% of its inventories at December 31, 2012. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 21% of its inventory at December 31, 2012. For inventories where cost is determined by the LIFO method, the FIFO value would have been $25.4 million and $25.1 million higher than the LIFO value reported in the consolidated balance sheet at December 31, 2012 and 2011, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

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Goodwill and Other Intangible Assets.    Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. For the purpose of the goodwill impairment test, the Company can elect to perform a qualitative analysis to determine if it is more likely than not that the fair values of its reporting units are less than the respective carrying values of those reporting units. The Company elected to bypass performing the qualitative screen and went directly to performing the first step quantitative analysis of the goodwill impairment test in the current year. The Company may elect to perform the qualitative analysis in future periods. The first step in the quantitative process is to compare the carrying amount of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record any such impairment losses.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of the business units one level below our operating segment at which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sale transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances. While there are always changes in assumptions to reflect changing business and market conditions, the Company’s overall methodology and the population of assumptions used have remained unchanged. In order to evaluate the sensitivity of the goodwill impairment test to changes in the fair value calculations, the Company applied a hypothetical 10% decrease in fair values of each reporting unit. The 2012 results (expressed as a percentage of carrying value for the respective reporting unit) showed that, despite the hypothetical 10% decrease in fair value, the fair values of the Company’s reporting units still exceeded their respective carrying values by 53% to 490% for each of the Company’s reporting units.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The Company believes the relief from royalty method is a widely used valuation technique for such assets. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company’s acquisitions have generally included a significant goodwill component and the Company expects to continue to make acquisitions. At December 31, 2012, goodwill and other indefinite-lived intangible assets totaled $2,615.3 million or 50.4% of the Company’s total assets. The Company performed its required annual impairment tests in the fourth quarter of 2012 and determined that the Company’s goodwill and indefinite-lived intangibles were not impaired. There can be no assurance that goodwill or indefinite-lived intangibles impairment will not occur in the future.

Other intangible assets with finite lives are evaluated for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of other intangible assets with finite lives is considered impaired when the total projected undiscounted cash flows from those assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of those assets. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group.

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Pensions.    The Company has U.S. and foreign defined benefit and defined contribution pension plans. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate for 2012, the Company considered rates of return on high-quality, fixed-income investments that have maturities consistent with the anticipated funding requirements of the plan. The discount rate used in determining the 2012 pension cost was 5.0% for U.S. defined benefit pension plans and 5.22% for foreign plans. The discount rate used for determining the funded status of the plans at December 31, 2012 and determining the 2013 defined benefit pension cost was 4.1% for U.S. plans and 4.44% for foreign plans. In estimating the U.S. and foreign discount rates, the Company’s actuaries developed a customized discount rate appropriate to the plans’ projected benefit cash flow based on yields derived from a database of long-term bonds at consistent maturity dates. The Company used an expected long-term rate of return on plan assets for 2012 of 8.0% for U.S. defined benefit pension plans and 6.96% for foreign plans. The Company will use 7.75% for the U.S. plans in 2013 and 6.91% for the foreign plans in 2013. The Company determines the expected long-term rate of return based primarily on its expectation of future returns for the pension plans’ investments. Additionally, the Company considers historical returns on comparable fixed-income and equity investments, and adjusts its estimate as deemed appropriate. The rate of compensation increase used in determining the 2012 pension expense for the U.S. plans was 3.75% and was 2.97% for the foreign plans. The U.S. rate of compensation increase will remain unchanged in 2013. The foreign plans’ rates of compensation increase will decrease slightly to 2.89% in 2013. In 2012, the Company recognized consolidated pre-tax pension expense of $2.3 million from its U.S. and foreign defined benefit pension plans, compared with pre-tax pension income of $7.4 million recognized for these plans in 2011. The Company estimates its 2013 U.S. and foreign defined benefit pension pre-tax expense to be approximately $1.3 million.

All unrecognized prior service costs, remaining transition obligations or assets and actuarial gains and losses have been recognized, net of tax effects, as a charge to accumulated other comprehensive income in stockholders’ equity and will be amortized as a component of net periodic pension cost. The Company uses a December 31 measurement date (the date at which plan assets and benefit obligations are measured) for its U.S. and foreign defined benefit plans.

To fund the plans, the Company made cash contributions to its defined benefit pension plans in 2012, which totaled $4.3 million, compared with $5.4 million in 2011. The Company anticipates making approximately $2 million to $5 million in cash contributions to its defined benefit pension plans in 2013.

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Income Taxes.    The process of providing for income taxes and determining the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary.

The Company assesses the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and the amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

The Company assesses the uncertainty in its tax positions, by applying a minimum recognition threshold which a tax position is required to meet before a tax benefit is recognized in the financial statements. Once the minimum threshold is met, using a more likely than not standard, a series of probability estimates is made for each item to properly measure and record a tax benefit. The tax benefit recorded is generally equal to the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination. The underlying probabilities are determined based on the best available objective evidence such as recent tax audit outcomes, published guidance, external expert opinion, or by analogy to the outcome of similar issues in the past. There can be no assurance that these estimates will ultimately be realized given continuous changes in tax policy, legislation and audit practice. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRSs”). ASU 2011-04 was effective on January 1, 2012 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. For interim periods, issuers are only required to provide a total of comprehensive income. These amendments do not change the items that must be reported in other comprehensive income. The Company adopted ASU 2011-05 effective January 1, 2012. See the Consolidated Statement of Comprehensive Income.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”). The amendments in ASU 2011-08 permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in FASB Accounting Standards Codification Topic 350, Intangibles – Goodwill and Other. ASU 2011-08 was effective on January 1, 2012 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). The amendments in ASU 2012-02, similar to the amendments of ASU 2011-08, permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is impaired, as a basis for determining whether it is necessary to perform the quantitative impairment test described in FASB Accounting Standards Codification Topic 350, Intangibles – Goodwill and Other. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company does not expect the adoption of ASU 2012-02 to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

Internal Reinvestment

Capital Expenditures

Capital expenditures were $57.4 million or 1.7% of net sales in 2012, compared with $50.8 million or 1.7% of net sales in 2011. In 2012, 53% of the expenditures were for improvements to existing equipment or additional equipment to increase productivity and expand capacity. The Company’s 2012 capital expenditures increased due to a continuing emphasis on spending to improve productivity and expand manufacturing capabilities. The 2013 capital expenditures are expected to approximate 1.8% of net sales, with a continued emphasis on spending to improve productivity.

Development and Engineering

The Company is committed to research, development and engineering activities that are designed to identify and develop potential new and improved products or enhance existing products. Research, development and engineering costs before customer reimbursement were $154.8 million, $137.6 million and $112.1 million in 2012, 2011 and 2010, respectively. Customer reimbursements in 2012, 2011 and 2010 were $5.0 million, $6.1 million and $6.4 million, respectively. These amounts included net Company-funded research and development expenses of $84.9 million, $78.0 million and $56.8 million in 2012, 2011 and 2010, respectively. All such expenditures were directed toward the development of new products and processes and the improvement of existing products and processes.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. The Company believes these waste products were handled in compliance with regulations existing at that time. At December 31, 2012, the Company is named a Potentially Responsible Party (“PRP”) at 14 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 13 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In nine of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. At the remaining site where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2012 and 2011 were $23.6 million and $28.0 million, respectively, for both non-owned and owned sites. In 2012, the Company recorded $0.7 million in reserves. Additionally, the Company spent $5.1 million on environmental matters in 2012. The Company’s reserves for environmental liabilities at December 31, 2012 and 2011 include reserves of $14.7 million and $17.5 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2012, the Company had $11.3 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

Market Risk

The Company’s primary exposures to market risk are fluctuations in interest rates, foreign currency exchange rates and commodity prices, which could impact its financial condition and results of operations. The Company addresses its exposure to these risks through its normal operating and financing activities. The Company’s differentiated and global business activities help to reduce the impact that any particular market risk may have on its operating income as a whole.

The Company’s short-term debt carries variable interest rates and generally its long-term debt carries fixed rates. These financial instruments are more fully described in the Notes to the consolidated financial statements.

The foreign currencies to which the Company has the most significant exchange rate exposure are the Euro, the British pound, the Japanese Yen, the Chinese renminbi and the Mexican peso. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the use of local borrowings and occasional derivative financial instruments in the foreign country affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company because revenues and costs associated with the revenues are generally transacted in the same foreign currencies.

The primary commodities to which the Company has market exposure are raw material purchases of nickel, aluminum, copper, steel, titanium and gold. Exposure to price changes in these commodities are generally mitigated through adjustments in selling prices of the ultimate product and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

Based on a hypothetical ten percent adverse movement in interest rates, commodity prices or foreign currency exchange rates, the Company’s best estimate is that the potential losses in future earnings, fair value of risk-sensitive financial instruments and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”), which involve risk and uncertainties that exist in the Company’s operations and business environment and can be affected by inaccurate assumptions, or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Some, but not all, of the factors or uncertainties that could cause actual results to differ from present expectations are contained in the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, unless required by the securities laws to do so.

Management’s Responsibility for Financial Statements

Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. We maintain a system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements; however, there are inherent limitations in the effectiveness of any system of internal controls.

Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.

The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders. Both the independent registered public accounting firm and the internal auditors have direct access to the Audit Committee.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. This report is included herein.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2012.

The Company’s internal control over financial reporting as of December 31, 2012 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

Frank S. Hermance	Robert R. Mandos, JR.
Chairman of the Board and Chief Executive Officer	Executive Vice President — Chief Financial Officer

February 21, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited AMETEK, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012, and our report dated February 21, 2013 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

February 21, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AMETEK, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2013 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

February 21, 2013

AMETEK, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
Net sales	$3,334,213	$2,989,914	$2,470,952

Operating expenses:
Cost of sales, excluding depreciation	2,154,132	1,955,779	1,646,892
Selling, general and administrative	380,532	349,321	296,482
Depreciation	53,677	48,873	45,420

Total operating expenses	2,588,341	2,353,973	1,988,794

Operating income	745,872	635,941	482,158
Other expenses:
Interest expense	(75,472)	(69,729)	(67,522)
Other, net	(7,925)	(9,570)	(8,386)

Income before income taxes	662,475	556,642	406,250
Provision for income taxes	203,343	172,178	122,318

Net income	$459,132	$384,464	$283,932

Basic earnings per share	$1.90	$1.60	$1.19

Diluted earnings per share	$1.88	$1.58	$1.18

Weighted average common shares outstanding:
Basic shares	241,512	240,383	238,584

Diluted shares	243,986	243,161	241,326

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Net income	$459,132	$384,464	$283,932

Other comprehensive income (loss):
Amounts arising during the period — gains (losses), net of tax (expense) benefit:
Foreign currency translation:
Translation adjustments	24,648	(17,089)	(29,791)
Net investment hedges, net of tax of ($1,416), $221 and $1,893 in 2012, 2011 and 2010, respectively	2,629	(410)	(3,515)
Defined benefit pension plans:
Net actuarial (loss) gain, net of tax of $15,222, $28,505 and ($7,189) in 2012, 2011 and 2010, respectively	(30,509)	(50,582)	11,864
Less: Amortization of net actuarial loss, net of tax of ($4,598), ($1,358) and ($2,659) in 2012, 2011 and 2010, respectively	7,563	2,914	4,306
Less: Amortization of prior service costs, net of tax of ($441), ($30) and ($95) in 2012, 2011 and 2010, respectively	1,541	33	153
Unrealized holding gain (loss) on available-for-sale securities:
Unrealized gain (loss), net of tax of $33, ($92) and $165 in 2012, 2011 and 2010, respectively	61	(171)	306

Other comprehensive income (loss)	5,933	(65,305)	(16,677)

Total comprehensive income	$465,065	$319,159	$267,255

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet

(In thousands, except share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$157,984	$170,392
Receivables, less allowance for possible losses	507,850	438,245
Inventories	428,935	380,471
Deferred income taxes	33,301	29,268
Other current assets	36,673	40,743

Total current assets	1,164,743	1,059,119
Property, plant and equipment, net	383,483	325,329
Goodwill	2,208,239	1,806,237
Other intangibles, net of accumulated amortization	1,309,727	982,957
Investments and other assets	123,864	145,848

Total assets	$5,190,056	$4,319,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$320,654	$140,508
Accounts payable	321,183	283,068
Income taxes payable	40,598	24,127
Accrued liabilities	197,534	181,172

Total current liabilities	879,969	628,875
Long-term debt	1,133,121	1,123,416
Deferred income taxes	482,852	389,088
Other long-term liabilities	158,963	125,306

Total liabilities	2,654,905	2,266,685

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 400,000,000 shares; issued: 2012 — 256,451,866 shares; 2011 — 253,824,112 shares	2,565	2,538
Capital in excess of par value	387,871	315,688
Retained earnings	2,507,419	2,101,615
Accumulated other comprehensive loss	(151,330)	(157,263)
Treasury stock: 2012 — 13,056,595 shares; 2011 — 13,266,742 shares	(211,374)	(209,773)

Total stockholders’ equity	2,535,151	2,052,805

Total liabilities and stockholders’ equity	$5,190,056	$4,319,490

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Capital Stock
Preferred stock, $0.01 par value	$—	$—	$—

Common stock, $0.01 par value
Balance at the beginning of the year	2,538	2,521	2,498
Shares issued	27	17	23

Balance at the end of the year	2,565	2,538	2,521

Capital in Excess of Par Value
Balance at the beginning of the year	315,688	262,450	222,669
Issuance of common stock under employee stock plans	37,829	18,035	14,195
Share-based compensation costs	19,384	22,147	16,596
Excess tax benefits from exercise of stock options	14,970	13,056	8,990

Balance at the end of the year	387,871	315,688	262,450

Retained Earnings
Balance at the beginning of the year	2,101,615	1,755,742	1,500,471
Net income	459,132	384,464	283,932
Cash dividends paid	(53,083)	(38,366)	(28,554)
Other	(245)	(225)	(107)

Balance at the end of the year	2,507,419	2,101,615	1,755,742

Accumulated Other Comprehensive (Loss) Income
Foreign currency translation:
Balance at the beginning of the year	(58,901)	(41,402)	(8,096)
Increase (decrease) during the year, net of tax	27,277	(17,499)	(33,306)

Balance at the end of the year	(31,624)	(58,901)	(41,402)

Defined benefit pension plans:
Balance at the beginning of the year	(98,433)	(50,798)	(67,121)
(Decrease) increase during the year, net of tax	(21,405)	(47,635)	16,323

Balance at the end of the year	(119,838)	(98,433)	(50,798)

Unrealized holding gain (loss) on available-for-sale securities:
Balance at the beginning of the year	71	242	(64)
Increase (decrease) during the year, net of tax	61	(171)	306

Balance at the end of the year	132	71	242

Accumulated other comprehensive loss at the end of the year	(151,330)	(157,263)	(91,958)

Treasury Stock
Balance at the beginning of the year	(209,773)	(153,551)	(83,333)
Issuance of common stock under employee stock plans	3,041	3,114	8,391
Purchase of treasury stock	(4,642)	(59,336)	(78,609)

Balance at the end of the year	(211,374)	(209,773)	(153,551)

Total Stockholders’ Equity	$2,535,151	$2,052,805	$1,775,204

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash provided by (used for):
Operating activities:
Net income	$459,132	$384,464	$283,932
Adjustments to reconcile net income to total operating activities:
Depreciation and amortization	105,471	86,532	72,896
Deferred income taxes	3,552	12,154	3,774
Share-based compensation expense	19,384	22,147	16,596
Changes in assets and liabilities, net of acquisitions:
Increase in receivables	(4,225)	(12,450)	(43,179)
Decrease (increase) in inventories and other current assets	29,555	(11,923)	7,334
(Decrease) increase in payables, accruals and income taxes	(10,304)	28,053	77,773
Increase in other long-term liabilities	9,535	550	6,382
Pension contribution	(4,292)	(5,386)	(3,555)
Other	4,656	4,424	1,060

Total operating activities	612,464	508,565	423,013

Investing activities:
Additions to property, plant and equipment	(57,427)	(50,816)	(39,183)
Purchases of businesses, net of cash acquired	(747,675)	(474,441)	(538,585)
Other	1,371	(1,196)	10,945

Total investing activities	(803,731)	(526,453)	(566,823)

Financing activities:
Net change in short-term borrowings	179,426	41,550	92,364
Additional long-term borrowings	—	58,981	125,120
Reduction in long-term borrowings	(1,539)	(1,463)	(78,200)
Repurchases of common stock	(4,642)	(59,336)	(78,609)
Cash dividends paid	(53,083)	(38,366)	(28,554)
Excess tax benefits from share-based payments	14,970	13,056	8,990
Proceeds from employee stock plans and other	39,407	17,436	21,518

Total financing activities	174,539	31,858	62,629

Effect of exchange rate changes on cash and cash equivalents	4,320	(6,786)	(1,967)

(Decrease) increase in cash and cash equivalents	(12,408)	7,184	(83,148)

Cash and cash equivalents:
Beginning of year	170,392	163,208	246,356

End of year	$157,984	$170,392	$163,208

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements reflect the results of operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all intercompany transactions in the consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant to the Company’s consolidated results of operations, financial position or cash flows.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities and Other Investments

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2012 and 2011, all of the Company’s investments in equity securities and fixed-income securities (primarily those held by its captive insurance subsidiary) are classified as “available-for-sale,” although the Company may hold fixed-income securities until their maturity dates. Fixed-income securities generally mature within three years. The aggregate market value of equity and fixed-income securities at December 31, 2012 and 2011 was $8.3 million ($8.3 million amortized cost) and $7.3 million ($7.3 million amortized cost), respectively. The temporary unrealized gain or loss on such securities is recorded as a separate component of accumulated other comprehensive income (in stockholders’ equity), and is not significant. Certain of the Company’s other investments, which are not significant, are also accounted for by the equity method of accounting as discussed above.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience. The allowance for possible losses on receivables was $10.8 million and $7.8 million at December 31, 2012 and 2011, respectively. See Note 8.

Inventories

The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for 79% of its inventories at December 31, 2012. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 21% of the Company’s inventory at December 31, 2012. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was $25.4 million and $25.1 million at December 31, 2012 and 2011, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives.

Business Combinations

The Company allocates the purchase price of an acquired company, including when applicable, the fair value of contingent consideration between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. The results of operations of the acquired business are included in the Company’s operating results from the date of acquisition. See Note 6.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs and dies, and maintenance and repairs is charged to expense as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets. The range of lives for depreciable assets is generally three to ten years for machinery and equipment, five to 27 years for leasehold improvements and 25 to 50 years for buildings.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of business units and are one level below our operating segment and for which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sales transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company completed its required annual impairment tests in the fourth quarter of 2012, 2011 and 2010 and determined that the carrying values of goodwill and other intangible assets with indefinite lives were not impaired.

The Company evaluates impairment of its long-lived assets, other than goodwill and indefinite-lived intangible assets when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group. Losses on long-lived assets held for sale, other than goodwill and indefinite-lived intangible assets, are determined in a similar manner, except that fair market values are reduced for disposal costs.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Patents and technology are being amortized over useful lives of four to 20 years, with a weighted average life of 16 years. Customer relationships are being amortized over a period of five to 20 years, with a weighted average life of 19 years. Miscellaneous other intangible assets are being amortized over a period of three to 20 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets.

Financial Instruments and Foreign Currency Translation

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

The Company makes infrequent use of derivative financial instruments. Forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases, export sales or debt, thereby minimizing the Company’s exposure to raw material commodity price or foreign currency fluctuation. See Note 4.

In instances where transactions are designated as hedges of an underlying item, the gains and losses on those transactions are included in accumulated other comprehensive income (“AOCI”) within stockholders’ equity to the extent they are effective as hedges. The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. As of December 31, 2012, these net investment hedges included British-pound- and Euro-denominated long-term debt, pertaining to certain of its investments in 100% owned subsidiaries whose functional currency is either the British pound or the Euro. As of December 31, 2011, these net investment hedges included British-pound-denominated long-term debt, pertaining to certain of its investments in 100% owned subsidiaries whose functional currency is the British pound. These borrowings were designed to create net investment hedges in each of the designated foreign subsidiaries. The Company designated the British-pound- and Euro-denominated loans referred to above as hedging instruments to offset translation gains or losses on the net investment due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s contemporaneous documentation supporting the hedge designation. Any gain or loss on the hedging instrument (the debt) following hedge designation is reported in AOCI in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness. An evaluation of hedge effectiveness is performed by the Company on an ongoing basis and any changes in the hedge are made as appropriate. See Note 5.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The Company’s policy, with respect to sales returns and allowances, generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for these sales incentives as a reduction of revenues when the sale is recognized in the consolidated statement of income. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2012, 2011 and 2010, the accrual for future warranty obligations was $27.8 million, $22.5 million and $18.3 million, respectively. The Company’s expense for warranty obligations was $10.1 million in 2012, $13.2 million in 2011 and $10.6 million in 2010. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Research and Development

Company-funded research and development costs are charged to expense as incurred and were $84.9 million in 2012, $78.0 million in 2011 and $56.8 million in 2010.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales and were $39.0 million in 2012, $35.9 million in 2011 and $33.3 million in 2010.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

The Company accounts for share-based payments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation–Stock Compensation. Accordingly, the Company expenses the fair value of awards made under its share-based plans. That cost is recognized in the consolidated financial statements over the requisite service period of the grants. See Note 11.

Income Taxes

The Company’s annual provision for income taxes and determination of the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

The Company also is required to assess the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, the reversal of other existing temporary differences, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of common shares considered outstanding during the periods. The calculation of diluted earnings per share reflects the effect of all potentially dilutive securities (principally outstanding stock options and restricted stock grants). The number of weighted average shares used in the calculation of basic earnings per share and diluted earnings per share was as follows for the years ended December 31:

	2012	2011	2010
	(In thousands)
Weighted average shares:
Basic shares	241,512	240,383	238,584
Equity-based compensation plans	2,474	2,778	2,742

Diluted shares	243,986	243,161	241,326

2.	Stock Split

On May 1, 2012, the Company’s Board of Directors declared a three-for-two split of the Company’s common stock. The stock split resulted in the issuance of one additional share for every two shares owned. The stock split was paid on June 29, 2012, to stockholders of record at the close of business on June 15, 2012. Additionally, the Board of Directors approved a 50% increase in the quarterly cash dividend rate on the Company’s common stock to $0.06 per common share from $0.04 per common share on a post-split basis. All share and per share information included in this report has been retroactively adjusted to reflect the impact of the stock split.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRSs”). ASU 2011-04 was effective on January 1, 2012 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income and the total of comprehensive income. For interim periods, issuers are only required to provide a total of comprehensive income. These amendments do not change the items that must be reported in other comprehensive income. The Company adopted ASU 2011-05 effective January 1, 2012. See the Consolidated Statement of Comprehensive Income.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”). The amendments in ASU 2011-08 permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in FASB Accounting Standards Codification Topic 350, Intangibles – Goodwill and Other. ASU 2011-08 was effective on January 1, 2012 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). The amendments in ASU 2012-02, similar to the amendments of ASU 2011-08, permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is impaired, as a basis for determining whether it is necessary to perform the quantitative impairment test described in FASB Accounting Standards Codification Topic 350, Intangibles – Goodwill and Other. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company does not expect the adoption of ASU 2012-02 to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

4.	Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company utilizes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012 and 2011, consistent with the fair value hierarchy:

	Asset (Liability)
	December 31, 2012			December 31, 2011
	Fair Value	Level 1	Level 2	Fair Value	Level 1	Level 2
	(In thousands)
Marketable securities	$—	$—	$—	$4,563	$123	$4,440
Fixed-income investments	8,316	8,316	—	2,811	2,811	—

The fair value of level 1 marketable securities was based on quoted market prices. The Company held marketable securities in an institutional diversified equity securities mutual fund, which is valued as a level 2 investment. Fair value of the institutional diversified equity securities mutual fund was estimated using the net asset value of the Company’s ownership interests in the fund’s capital. The mutual fund seeks to provide long-term growth of capital by investing primarily in equity securities traded on U.S. exchanges and issued by large, established companies across many business sectors. There were no restrictions on the Company’s ability to redeem these equity securities investments, which were liquidated in 2012. The marketable securities are shown as a component of other current assets on the consolidated balance sheet.

The fair value of fixed-income investments was based on quoted market prices, which are valued as level 1 investments. The fixed-income investments are shown as a component of long-term assets on the consolidated balance sheet.

For the year ended December 31, 2012, gains and losses on the investments noted above were not significant. No transfers between level 1 and level 2 investments occurred during the year ended December 31, 2012.

Financial Instruments

Cash, cash equivalents, marketable securities and fixed-income investments are recorded at fair value at December 31, 2012 and 2011 in the accompanying consolidated balance sheet.

The following table provides the estimated fair values of the Company’s financial instruments, for which fair value is measured for disclosure purposes only, compared to the recorded amounts at December 31, 2012 and 2011:

	Asset (Liability)
	December 31, 2012		December 31, 2011
	Recorded Amount	Fair Value	Recorded Amount	Fair Value
	(In thousands)
Short-term borrowings	$(313,473)	$(313,473)	$(135,892)	$(135,892)
Long-term debt (including current portion)	(1,140,302)	(1,341,886)	(1,128,032)	(1,298,503)

The fair value of short-term borrowings approximates the carrying value. Short-term borrowings are valued as level 2 investments as they are corroborated by observable market data. The Company’s long-term debt is all privately held with no public market for this debt, therefore, the fair value of long-term debt was computed based on comparable current market data for similar debt instruments and are considered level 3 investments. See Note 10 for long-term debt principals, interest rates and maturities.

Forward Contracts

At December 31, 2012, the Company had a 9.9 million Euro forward contract ($46 thousand fair value unrealized loss at December 31, 2012) outstanding. For the year ended December 31, 2012, realized losses on foreign currency forward contracts were $2.1 million. For the year ended December 31, 2012, unrealized losses on forward contracts were not significant. The Company has not designated its foreign currency forward contracts as hedges. No forward contracts were outstanding at December 31, 2011.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Hedging Activities

The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. As of December 31, 2012, these net investment hedges included British-pound- and Euro-denominated long-term debt. As of December 31, 2011, these net investment hedges included British-pound-denominated long-term debt. These borrowings were designed to create net investment hedges in each of the designated foreign subsidiaries. The Company designated the British-pound- and Euro-denominated loans referred to above as hedging instruments to offset translation gains or losses on the net investment due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s contemporaneous documentation supporting the hedge designation. Any gain or loss on the hedging instrument (the debt) following hedge designation is reported in accumulated other comprehensive income in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness.

At December 31, 2012 and 2011, the Company had $195.0 million and $186.5 million, respectively, of British-pound-denominated loans, which were designated as a hedge against the net investment in British pound functional currency foreign subsidiaries. At December 31, 2012, the Company had a $66.0 million Euro-denominated loan, which was designated as a hedge against the net investment in Euro functional currency foreign subsidiaries. As a result of these British-pound- and Euro-denominated loans being designated and 100% effective as net investment hedges, $8.3 million of currency remeasurement losses and $0.7 million of currency remeasurement gains have been included in the foreign currency translation component of other comprehensive income at December 31, 2012 and 2011, respectively.

6.	Acquisitions

In 2012, the Company spent $747.7 million in cash, net of cash acquired, to acquire O’Brien Corporation in January, the parent company of Dunkermotoren GmbH in May, Micro-Poise Measurement Systems (“Micro-Poise”) in October and Aero Components International (“ACI”), Avtech Avionics and Instruments (“Avtech”), Sunpower, Inc. and Crystal Engineering in December. O’Brien is a leading manufacturer of fluid and gas handling solutions, sample conditioning equipment and process analyzers. Dunkermotoren is a leader in advanced motion control solutions for a wide range of industrial automation applications. Micro-Poise is a leading provider of integrated test and measurement solutions for the tire industry. ACI repairs and overhauls fuel, hydraulic, pneumatic, power generation and heat exchanger components. Avtech’s expertise is in the repair and maintenance of next generation and legacy avionics and instruments. Sunpower designs and develops high reliability cryocoolers and externally heated Stirling cycle engines. Crystal Engineering manufactures high-end, portable pressure calibrators and digital test gauges for the oil and gas, power generation and other industrial markets. O’Brien, Micro-Poise, Sunpower and Crystal Engineering are part of AMETEK’s Electronic Instruments Group (“EIG”) and Dunkermotoren, ACI and Avtech are part of AMETEK’s Electromechanical Group (“EMG”).

The following table represents the preliminary allocation of the aggregate purchase price for the net assets of the above acquisitions based on the estimated fair value at acquisition (in millions):

Property, plant and equipment	$52.3
Goodwill	384.7
Other intangible assets	366.5
Deferred income taxes	(102.9)
Net working capital and other*	47.1

Total purchase price	$747.7

*	Includes $61.1 million in accounts receivable, whose fair value, contractual cash flows and expected cash flows are approximately equal.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amount allocated to goodwill is reflective of the benefits the Company expects to realize from the acquisitions as follows: O’Brien’s product lines are both highly differentiated and highly complementary to AMETEK’s process instruments businesses. Combined with the Company’s analytical instrument solutions, AMETEK now can offer its customers a complete solution for most of their process analysis needs. Dunkermotoren is a strategic and highly complementary fit with AMETEK’s Precision Motion Control business. Dunkermotoren expands the Company’s leadership position in niche rotary and linear motion applications. Micro-Poise has a large installed equipment base at many of the world’s leading tire manufacturers and is the only industry supplier of all key test and measurement techniques with products that offer best-in-class accuracy, repeatability and cycle times. Micro-Poise broadens the Company’s position in the materials test and measurement equipment market and makes AMETEK a leader in a growing industry segment. ACI expands the Company’s global maintenance, repair and overhaul (“MRO”) capabilities into fuel system repair. Avtech broadens the Company’s MRO expertise in next generation avionics. Sunpower’s cryogenic cooling technology provides a critical enabling technology for use in the Company’s ORTEC Detective® family of portable radiation identifiers and provides a platform to support the continued growth of this product family while providing the Company with opportunities to broaden the application of cryogenic cooling and Stirling heat engine technology. Crystal Engineering strengthens the Company’s technology and product offering in the calibration instruments market. Crystal Engineering’s products broaden the AMETEK’s line of high-end temperature and pressure calibration instruments. The Company expects approximately $151.5 million of the goodwill recorded in connection with the 2012 acquisitions will be tax deductible in future years.

The Company is in the process of finalizing the measurement of certain intangible assets for all 2012 acquisitions, except for the Dunkermotoren and O’Brien acquisitions, as well as deferred taxes associated with its 2012 acquisitions.

At December 31, 2012, purchase price allocated to other intangible assets of $366.5 million consists of $96.6 million of indefinite-lived intangible trademarks and trade names, which are not subject to amortization. The remaining $269.9 million of other intangible assets consist of $233.0 million of customer relationships, which are being amortized over a period of three to 20 years, $35.2 million of purchased technology, which is being amortized over a period of 15 to 20 years and $1.7 million of other intangibles, which are being amortized over a period of three to ten years. Amortization expense for each of the next five years for the 2012 acquisitions listed above is expected to approximate $15.3 million per year.

The 2012 acquisitions noted above had an immaterial impact on reported net sales, net income and diluted earnings per share for the year ended December 31, 2012. Had the 2012 acquisitions been made at the beginning of 2012, unaudited pro forma net sales, net income and diluted earnings per share for the year ended December 31, 2012 would not have been materially different than the amounts reported. Had the 2012 acquisitions been made at the beginning of 2011, unaudited pro forma net sales, net income and diluted earnings per share for the year ended December 31, 2011 would have been $3,415.6 million, $396.3 million and $1.63, respectively. Pro forma results are not necessarily indicative of the results that would have occurred if the acquisitions had been completed at the beginning of 2012 or 2011.

In 2011, the Company spent $474.9 million in cash, net of cash acquired, to acquire Avicenna Technology, Inc. (“Avicenna”) in April, Coining Holding Company (“Coining”) in May, Reichert Technologies and EM Test (Switzerland) GmbH in October and Technical Manufacturing Corporation (“TMC”) in December. Avicenna is a supplier of custom, fine-featured components used in the medical device industry. Coining is a leading supplier of custom-shaped metal preforms, microstampings and bonding wire solutions for interconnect applications in microelectronics packaging and assembly. Reichert Technologies is a manufacturer of analytical instruments and diagnostic devices for the eye care market. EM Test is a manufacturer of advanced monitoring, testing, calibrating and display instruments. TMC is a world leader in high-performance vibration isolation systems and optical test benches used to isolate highly sensitive instruments for the microelectronics, life sciences, photonics and ultra-precision manufacturing industries. Reichert Technologies, EM Test and TMC are part of EIG and Avicenna and Coining are part of EMG.

In 2010, the Company spent $538.6 million in cash, net of cash acquired, to acquire Technical Services for Electronics (“TSE”) in June, Haydon Enterprises in July, Atlas Material Testing Technology LLC (“Atlas”) in November, as well as the small acquisitions of Sterling Ultra Precision in January, Imago Scientific Instruments in April and American Reliance’s Power Division in August. TSE is a manufacturer of engineered interconnect solutions for the medical device industry. Haydon Enterprises is a leader in linear actuators and lead screw assemblies for the medical, industrial equipment, aerospace, analytical instrument, computer peripheral and semiconductor industries. Atlas is the world’s leading provider of weathering test instruments and related testing and consulting services. Atlas is part of EIG and TSE and Haydon Enterprises are part of EMG.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by segment were as follows:

	EIG	EMG	Total
	(In millions)
Balance at December 31, 2010	$864.4	$709.2	$1,573.6
Goodwill acquired	135.7	102.4	238.1
Purchase price allocation adjustments and other	3.7	(2.0)	1.7
Foreign currency translation adjustments	(6.1)	(1.1)	(7.2)

Balance at December 31, 2011	997.7	808.5	1,806.2
Goodwill acquired	211.1	173.6	384.7
Purchase price allocation adjustments and other	(2.2)	1.3	(0.9)
Foreign currency translation adjustments	8.4	9.8	18.2

Balance at December 31, 2012	$1,215.0	$993.2	$2,208.2

Other intangible assets were as follows at December 31:

	2012	2011
	(In thousands)
Definite-lived intangible assets (subject to amortization):
Patents	$54,289	$53,048
Purchased technology	163,192	124,773
Customer lists	897,072	657,152
Other acquired intangibles	25,948	24,865

	1,140,501	859,838

Accumulated amortization:
Patents	(32,990)	(30,913)
Purchased technology	(41,323)	(33,819)
Customer lists	(139,840)	(97,832)
Other acquired intangibles	(23,730)	(22,057)

	(237,883)	(184,621)

Net intangible assets subject to amortization	902,618	675,217
Indefinite-lived intangible assets (not subject to amortization):
Trademarks and trade names	407,109	307,740

	$1,309,727	$982,957

Amortization expense was $51.8 million, $37.6 million and $27.5 million for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization expense for each of the next five years is expected to approximate $59.3 million per year, not considering the impact of potential future acquisitions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Other Consolidated Balance Sheet Information

	December 31,
	2012	2011
	(In thousands)
INVENTORIES
Finished goods and parts	$62,723	$70,315
Work in process	83,522	72,676
Raw materials and purchased parts	282,690	237,480

	$428,935	$380,471

PROPERTY, PLANT AND EQUIPMENT
Land	$34,144	$32,172
Buildings	234,524	211,060
Machinery and equipment	711,215	679,446

	979,883	922,678
Less: Accumulated depreciation	(596,400)	(597,349)

	$383,483	$325,329

ACCRUED LIABILITIES
Employee compensation and benefits	$82,303	$75,051
Severance and lease termination	11,671	11,614
Product warranty obligation	27,792	22,466
Other	75,768	72,041

	$197,534	$181,172

	2012	2011	2010
	(In thousands)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at the beginning of the year	$7,840	$6,047	$5,788
Additions charged to expense	3,569	2,458	1,466
Recoveries credited to allowance	33	11	120
Write-offs	(813)	(585)	(1,036)
Currency translation adjustments and other	125	(91)	(291)

Balance at the end of the year	$10,754	$7,840	$6,047

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes

The components of income before income taxes and the details of the provision for income taxes were as follows for the years ended December 31:

	2012	2011	2010
	(In thousands)
Income before income taxes:
Domestic	$438,742	$366,654	$266,783
Foreign	223,733	189,988	139,467

Total	$662,475	$556,642	$406,250

Provision for income taxes:
Current:
Federal	$135,598	$103,598	$70,008
Foreign	50,511	39,516	37,514
State	18,415	16,910	11,022

Total current	204,524	160,024	118,544

Deferred:
Federal	6,038	14,051	7,071
Foreign	(6,598)	(2,508)	(3,105)
State	(621)	611	(192)

Total deferred	(1,181)	12,154	3,774

Total provision	$203,343	$172,178	$122,318

Significant components of the deferred tax (asset) liability were as follows at December 31:

	2012	2011
	(In thousands)
Current deferred tax (asset) liability:
Reserves not currently deductible	$(24,559)	$(20,874)
Share-based compensation	(4,091)	(4,234)
Net operating loss carryforwards	(2,763)	(2,264)
Other	(1,888)	(1,896)

Net current deferred tax asset	$(33,301)	$(29,268)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	$38,187	$27,329
Reserves not currently deductible	(23,010)	(22,822)
Pensions	(869)	8,720
Differences in basis of intangible assets and accelerated amortization	482,632	376,986
Net operating loss carryforwards	(5,463)	(1,241)
Share-based compensation	(7,725)	(8,548)
Foreign tax credit carryforwards	(190)	(331)
Other	(1,737)	8,581

	481,825	388,674
Less: Valuation allowance	1,027	414

Net noncurrent deferred tax liability	482,852	389,088

Net deferred tax liability	$449,551	$359,820

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s effective tax rate reconciles to the U.S. Federal statutory rate as follows for the years ended December 31:

	2012	2011	2010
U.S. Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.8	2.0	1.9
Foreign operations, net	(5.1)	(4.9)	(3.4)
U.S. Manufacturing deduction	(2.0)	(1.8)	(1.9)
Other	1.0	0.6	(1.5)

Consolidated effective tax rate	30.7%	30.9%	30.1%

On January 2, 2013, the President of the United States of America signed legislation that retroactively extended the research and development (“R&D”) tax credit for two years, from January 1, 2012 through December 31, 2013. The Company expects its income tax expense for the first quarter of 2013 will reflect the entire benefit of the R&D tax credit attributable to 2012 and the first quarter of 2013.

At December 31, 2012 and 2011, there has been no provision for U.S. deferred income taxes for the undistributed earnings of certain non-U.S. subsidiaries, which total approximately $665.5 million and $410.3 million at December 31, 2012 and 2011, respectively, because the Company intends to reinvest these earnings indefinitely in operations outside the United States. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of the unrecognized deferred income tax liability on these undistributed earnings is not practicable.

At December 31, 2012, the Company had tax benefits of $8.2 million related to net operating loss carryforwards, which will be available to offset future income taxes payable, subject to certain annual or other limitations based on foreign and U.S. tax laws. This amount includes net operating loss carryforwards of $2.7 million for federal income tax purposes with no valuation allowance, $3.4 million for state income tax purposes with no valuation allowance and $2.1 million for foreign income tax purposes with a valuation allowance of $0.2 million. These net operating loss carryforwards, if not used, will expire between 2013 and 2033. As of December 31, 2012, the Company had $0.2 million of U.S. foreign tax credit carryforwards.

The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for state tax credits and net operating loss carryforwards. In 2012, the Company recorded an increase of $0.6 million in the valuation allowance primarily related to excess capital losses from a recent acquisition that are not expected to be utilized.

At December 31, 2012, the Company had gross unrecognized tax benefits of $36.2 million, of which $33.6 million, if recognized, would impact the effective tax rate. At December 31, 2011, the Company had gross unrecognized tax benefits of $28.5 million, of which $25.9 million, if recognized, would impact the effective tax rate.

At December 31, 2012 and 2011, the Company reported $8.2 million and $7.2 million, respectively, related to interest and penalty exposure as accrued income tax expense in the consolidated balance sheet. During 2012, 2011 and 2010, the Company recognized expense of $1.0 million, $1.1 million and $1.9 million, respectively, for interest and penalties related to uncertain tax positions in the consolidated statement of income as a component of income tax expense.

The most significant tax jurisdiction for the Company is the United States. The Company files income tax returns in various state and foreign tax jurisdictions, in some cases for multiple legal entities per jurisdiction. Generally, the Company has open tax years subject to tax audit on average of between three and six years in these jurisdictions. At December 31, 2012, the Internal Revenue Service (“IRS”) has been and is continuing to examine the Company’s U.S. income tax returns for the years 2006 through 2009. The IRS previously completed the examination of the Company’s U.S. income tax returns for the years 2006 and 2007, however, the periods were reopened by the Company for a limited scope examination of the R&D credit. The Company has not materially extended any other statutes of limitation for any significant location and has reviewed and accrued for, where necessary, tax liabilities for open periods including state and foreign jurisdictions that remain subject to examination. There have been no penalties asserted or imposed by the IRS related to substantial understatement of income, gross valuation misstatement or failure to disclose a listed or reportable transaction.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2012, the Company added $11.5 million of tax, interest and penalties for identified uncertain tax positions and reversed $2.9 million of tax and interest related to statute expirations and settlement of prior uncertain positions. During 2011, the Company added $9.6 million of tax, interest and penalties related for identified uncertain tax positions and reversed $2.9 million of tax and interest related to statute expirations and settlement of prior uncertain positions.

The following is a reconciliation of the liability for uncertain tax positions at December 31:

	2012	2011	2010
	(In millions)
Balance at the beginning of the year	$28.5	$22.8	$26.5
Additions for tax positions related to the current year	4.3	1.4	1.2
Additions for tax positions of prior years	6.0	6.5	2.7
Reductions for tax positions of prior years	(0.8)	(2.0)	(3.5)
Reductions related to settlements with taxing authorities	—	—	(4.1)
Reductions due to statute expirations	(1.8)	(0.2)	—

Balance at the end of the year	$36.2	$28.5	$22.8

In 2012, the additions above primarily reflect the increase in tax liabilities for uncertain tax positions related to certain foreign activities, while the reductions above primarily relate to statue expirations and tax paid. At December 31, 2012, tax, interest and penalties of $34.9 million were classified as a noncurrent liability. The net increase in uncertain tax positions for the year ended December 31, 2012 resulted in an increase to income tax expense of $8.9 million. At December 31, 2012, the Company classified $9.5 million of tax, interest and penalties on uncertain tax positions as a current liability as it is reasonably possible that certain tax audits and tax rulings will be substantially settled within the next 12 months.

10.	Debt

Long-term debt consisted of the following at December 31:

	2012	2011
	(In thousands)
U.S. dollar 6.59% senior notes due September 2015	$90,000	$90,000
U.S. dollar 6.69% senior notes due December 2015	35,000	35,000
U.S. dollar 6.20% senior notes due December 2017	270,000	270,000
U.S. dollar 6.35% senior notes due July 2018	80,000	80,000
U.S. dollar 7.08% senior notes due September 2018	160,000	160,000
U.S. dollar 7.18% senior notes due December 2018	65,000	65,000
U.S. dollar 6.30% senior notes due December 2019	100,000	100,000
British pound 5.99% senior note due November 2016	64,988	62,170
British pound 4.68% senior note due September 2020	129,976	124,339
Euro 3.94% senior note due August 2015	65,972	64,800
Swiss franc 2.44% senior note due December 2021	60,096	58,686
Revolving credit loan	312,903	134,200
Other, principally foreign	19,840	19,729

Total debt	1,453,775	1,263,924
Less: Current portion	(320,654)	(140,508)

Total long-term debt	$1,133,121	$1,123,416

Maturities of long-term debt outstanding at December 31, 2012 were as follows: $1.8 million in 2014; $192.4 million in 2015; $67.2 million in 2016; $271.9 million in 2017; $309.7 million in 2018; and $290.1 million in 2019 and thereafter.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2007, the Company issued $270 million in aggregate principal amount of 6.20% private placement senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% private placement senior notes due December 2019. In July 2008, the Company issued $80 million in aggregate principal amount of 6.35% private placement senior notes due July 2018. In September 2008, the Company issued $90 million in aggregate principal amount of 6.59% private placement senior notes due September 2015 and $160 million in aggregate principal amount of 7.08% private placement senior notes due September 2018. In December 2008, the Company issued $35 million in aggregate principal amount of 6.69% private placement senior notes due December 2015 and $65 million in aggregate principal amount of 7.18% private placement senior notes due December 2018.

In September 2005, the Company issued a 50 million Euro ($66.0 million at December 31, 2012) 3.94% senior note due August 2015. In November 2004, the Company issued a 40 million British pound ($65.0 million at December 31, 2012) 5.99% senior note due November 2016. In September 2010, the Company issued an 80 million British pound ($130.0 million at December 31, 2012) 4.68% senior note due September 2020. In December 2011, the Company issued a 55 million Swiss franc ($60.1 million at December 31, 2012) 2.44% senior note due December 2021.

In September 2011, the Company completed a new five-year revolving credit facility with a total borrowing capacity of $700 million, which excludes an accordion feature that permits the Company to request up to an additional $200 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The revolving credit facility places certain restrictions on allowable additional indebtedness. The new revolving credit facility replaced a $450 million total borrowing capacity revolving credit facility, which excluded a $100 million accordion feature, that was due to expire in June 2012. At December 31, 2012, the Company had available borrowing capacity of $557.6 million under its revolving credit facility, including the $200 million accordion feature.

Interest rates on outstanding loans under either the current or replaced revolving credit facility are at the applicable London Interbank Offered Rate plus a negotiated spread, or at the U.S. prime rate. At December 31, 2012 and 2011 the Company had $312.9 million (including a $21.9 million eligible foreign subsidiary borrowing) and $134.2 million, respectively, of borrowings outstanding under the revolving credit facility. The weighted average interest rate on the revolving credit facility for the years ended December 31, 2012 and 2011 was 1.50% and 1.10%, respectively. The Company had outstanding letters of credit totaling $37.0 million and $25.9 million at December 31, 2012 and 2011, respectively.

The private placements, the senior notes and the revolving credit facility are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt-to-EBITDA and interest coverage ratios. The Company was in compliance with all provisions of the debt arrangements at December 31, 2012.

Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of $56.2 million at December 31, 2012. Foreign subsidiaries had debt outstanding at December 31, 2012 totaling $19.8 million, including $12.1 million reported in long-term debt.

The weighted average interest rate on total debt outstanding at December 31, 2012 and 2011 was 5.4% and 6.0%, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Share-Based Compensation

Under the terms of the Company’s stockholder-approved share-based plans, incentive and non-qualified stock options and restricted stock have been, and may be, issued to the Company’s officers, management-level employees and members of its Board of Directors. Employee and non-employee director stock options generally vest at a rate of 25% per year, beginning one year from the date of the grant, and restricted stock generally has a four-year cliff vesting. Stock options generally have a maximum contractual term of seven years. At December 31, 2012, 20.1 million shares of Company common stock were reserved for issuance under the Company’s share-based plans, including 6.8 million shares for stock options outstanding.

The Company issues previously unissued shares when stock options are exercised and shares are issued from treasury stock upon the award of restricted stock.

The Company measures and records compensation expense related to all stock awards by recognizing the grant date fair value of the awards over their requisite service periods in the financial statements. For grants under any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award.

The fair value of each stock option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model. The following weighted average assumptions were used in the Black-Scholes-Merton model to estimate the fair values of options granted during the years indicated:

	2012	2011	2010
Expected volatility	28.4%	26.4%	25.6%
Expected term (years)	5.1	5.0	5.0
Risk-free interest rate	0.84%	1.96%	2.48%
Expected dividend yield	0.47%	0.54%	0.54%
Black-Scholes-Merton fair value per stock option granted	$8.54	$7.56	$5.04

Expected volatility is based on the historical volatility of the Company’s stock. The Company used historical exercise data to estimate the stock options’ expected term, which represents the period of time that the stock options granted are expected to be outstanding. Management anticipates that the future stock option holding periods will be similar to the historical stock option holding periods. The risk-free interest rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve at the time of grant. Compensation expense recognized for all share-based awards is net of estimated forfeitures. The Company’s estimated forfeiture rates are based on its historical experience.

Total share-based compensation expense was as follows for the years ended December 31:

	2012	2011	2010
	(In thousands)
Stock option expense	$9,437	$8,027	$7,580
Restricted stock expense	9,947	14,120	9,016

Total pre-tax expense	19,384	22,147	16,596
Related tax benefit	(6,518)	(7,083)	(5,459)

Reduction of net income	$12,866	$15,064	$11,137

Pre-tax share-based compensation expense is included in either cost of sales, or selling, general and administrative expenses, depending on where the recipient’s cash compensation is reported.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the Company’s stock option activity and related information for the year ended December 31, 2012:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In millions)
Outstanding at the beginning of the year	8,198	$18.50
Granted	1,386	34.01
Exercised	(2,628)	16.34
Forfeited	(111)	23.61
Expired	(5)	19.38

Outstanding at the end of the year	6,840	$22.39	4.1	$103.8

Exercisable at the end of the year	3,565	$18.81	3.1	$66.9

The aggregate intrinsic value of stock options exercised during 2012, 2011 and 2010 was $45.5 million, $28.2 million and $29.3 million, respectively. The total fair value of stock options vested during 2012, 2011 and 2010 was $8.9 million, $7.5 million and $7.0 million, respectively.

The following is a summary of the Company’s nonvested stock option activity and related information for the year ended December 31, 2012:

	Shares	Weighted Average Grant Date Fair Value
	(In thousands)
Nonvested stock options outstanding at the beginning of the year	3,810	$5.09
Granted	1,386	8.54
Vested	(1,810)	4.92
Forfeited	(111)	5.94

Nonvested stock options outstanding at the end of the year	3,275	$6.62

As of December 31, 2012, there was approximately $14.1 million of expected future pre-tax compensation expense related to the 3.3 million nonvested stock options outstanding, which is expected to be recognized over a weighted average period of less than two years.

The fair value of restricted shares under the Company’s restricted stock arrangement is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. Upon the grant of restricted stock, the fair value of the restricted shares (unearned compensation) at the date of grant is charged as a reduction of capital in excess of par value in the Company’s consolidated balance sheet and is amortized to expense on a straight-line basis over the vesting period, which is the same as the calculated derived service period as determined on the grant date.

Restricted stock grants are subject to accelerated vesting due to certain events, including doubling of the grant price of the Company’s common stock as of the close of business during any five consecutive trading days. On April 6, 2011, 764,563 shares of restricted stock, which were granted on April 23, 2009, vested under this accelerated vesting provision. The pre-tax charge to income due to the accelerated vesting of these shares was $5.2 million ($3.6 million net after-tax charge) for the year ended December 31, 2011.

Subsequent Event

On January 25, 2013, 488,235 shares of restricted stock, which were granted on April 29, 2010, and 26,298 shares of restricted stock, which were granted on July 29, 2010, vested under the accelerated vesting provision described above. The pre-tax charge to income due to the accelerated vesting of these shares will be $2.7 million ($1.9 million net after-tax charge) for the three months ending March 31, 2013.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the Company’s nonvested restricted stock activity and related information for the year ended December 31, 2012:

	Shares	Weighted Average Grant Date Fair Value
	(In thousands)
Nonvested restricted stock outstanding at the beginning of the year	1,414	$22.71
Granted	403	33.80
Vested	(524)	21.40
Forfeited	(41)	26.11

Nonvested restricted stock outstanding at the end of the year	1,252	$26.71

The total fair value of the restricted stock that vested was $11.1 million, $18.6 million and $5.7 million in 2012, 2011 and 2010, respectively. The weighted average fair value of restricted stock granted per share during 2012 and 2011 was $33.80 and $29.61, respectively. As of December 31, 2012, there was approximately $19.9 million of expected future pre-tax compensation expense related to the 1.3 million nonvested restricted shares outstanding, which is expected to be recognized over a weighted average period of approximately two years.

Under a Supplemental Executive Retirement Plan (“SERP”) in 2012, the Company reserved 33,434 shares of common stock. Reductions for retirements and terminations were 91,815 shares in 2012. The total number of shares of common stock reserved under the SERP was 609,850 as of December 31, 2012. Charges to expense under the SERP are not significant in amount and are considered pension expense with the offsetting credit reflected in capital in excess of par value.

12. Retirement Plans and Other Postretirement Benefits

Retirement and Pension Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans.

The Company maintains contributory and noncontributory defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. The Company estimates that it will make both required and discretionary cash contributions of approximately $2 million to $5 million to its worldwide defined benefit pension plans in 2013.

The Company uses a measurement date of December 31 (its fiscal year end) for its U.S. and foreign defined benefit pension plans.

The Company sponsors a 401(k) retirement and savings plan for eligible U.S. employees. Participants in the retirement and savings plan may contribute a specified portion of their compensation on a pre-tax basis, which vary by location. The Company matches employee contributions ranging from 20% to 100%, up to a maximum percentage ranging from 1% to 8% of eligible compensation or up to a maximum of $1,200 per participant in some locations.

The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary subject to pre-established vesting. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the executive for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that must be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the executive. The Company is providing for these obligations by charges to earnings over the applicable periods.

The following tables set forth the changes in net projected benefit obligation and the fair value of plan assets for the funded and unfunded defined benefit plans for the years ended December 31:

U.S. Defined Benefit Pension Plans:

	2012	2011
	(In thousands)
Change in projected benefit obligation:
Net projected benefit obligation at the beginning of the year	$418,932	$384,763
Service cost	3,383	3,095
Interest cost	20,718	21,271
Actuarial losses	56,410	34,765
Gross benefits paid	(25,687)	(24,962)
Plan amendments	135	—

Net projected benefit obligation at the end of the year	$473,891	$418,932

Change in plan assets:
Fair value of plan assets at the beginning of the year	$441,715	$465,903
Actual return on plan assets	60,065	527
Employer contributions	372	247
Gross benefits paid	(25,687)	(24,962)

Fair value of plan assets at the end of the year	$476,465	$441,715

Foreign Defined Benefit Pension Plans:

	2012	2011
	(In thousands)
Change in projected benefit obligation:
Net projected benefit obligation at the beginning of the year	$128,410	$126,334
Service cost	1,818	1,267
Interest cost	6,902	7,244
Acquisitions	13,947	—
Foreign currency translation adjustment	6,495	(863)
Employee contributions	384	403
Actuarial losses (gains)	19,353	(1,869)
Gross benefits paid	(5,049)	(4,106)
Plan amendments	(2,080)	—

Net projected benefit obligation at the end of the year	$170,180	$128,410

Change in plan assets:
Fair value of plan assets at the beginning of the year	$125,105	$126,539
Actual return on plan assets	13,148	(2,347)
Employer contributions	3,920	5,139
Employee contributions	384	403
Foreign currency translation adjustment	5,890	(523)
Gross benefits paid	(5,049)	(4,106)

Fair value of plan assets at the end of the year	$143,398	$125,105

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accumulated benefit obligation consisted of the following at December 31:

U.S. Defined Benefit Pension Plans:

	2012	2011
	(In thousands)
Funded plans	$455,112	$402,306
Unfunded plans	6,087	5,558

Total	$461,199	$407,864

Foreign Defined Benefit Pension Plans:

	2012	2011
	(In thousands)
Funded plans	$132,274	$112,540
Unfunded plans	26,041	7,339

Total	$158,315	$119,879

Weighted average assumptions used to determine benefit obligations at December 31:

	2012	2011
U.S. Defined Benefit Pension Plans:
Discount rate	4.10%	5.00%
Rate of compensation increase (where applicable)	3.75%	3.75%
Foreign Defined Benefit Pension Plans:
Discount rate	4.44%	5.22%
Rate of compensation increase (where applicable)	2.89%	2.97%

The following is a summary of the fair value of plan assets for U.S. plans at December 31, 2012 and 2011. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

	December 31, 2012			December 31, 2011
Asset Class	Total	Level 1	Level 2	Total	Level 1	Level 2
	(In thousands)
Cash and temporary investments	$3,587	$—	$3,587	$2,402	$—	$2,402
Equity securities:
AMETEK common stock	26,645	26,645	—	26,368	26,368	—
U.S. Small cap common stocks	29,124	29,124	—	26,033	26,033	—
U.S. Large cap common stocks	81,215	53,856	27,359	62,567	40,281	22,286
Diversified common stocks – U.S.	—	—	—	41,467	—	41,467
Diversified common stocks – Global	82,810	—	82,810	60,430	—	60,430
Fixed-income securities and other:
U.S. Corporate	24,040	8,751	15,289	24,856	9,184	15,672
U.S. Government	2,521	1,545	976	5,126	4,126	1,000
Global asset allocation*	152,026	88,749	63,277	121,296	70,855	50,441
Inflation related funds	53,954	12,084	41,870	52,438	12,438	40,000
Alternative investments:
Collective trust	20,543	—	—	18,732	—	—

Total investments	$476,465	$220,754	$235,168	$441,715	$189,285	$233,698

*	This asset class was invested in diversified companies in all geographical regions.

U.S. equity securities and global equity securities categorized as level 1 are traded on national and international exchanges and are valued at their closing prices on the last trading day of the year. For U.S. equity securities and global equity securities not traded on an active exchange, or if the closing price is not available, the trustee obtains indicative quotes from a pricing vendor, broker or investment manager. These securities are categorized as level 2 if the custodian obtains corroborated quotes from a pricing vendor.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, some U.S. equity securities and global equity securities are public investment vehicles valued using the Net Asset Value (“NAV”) provided by the fund manager. The NAV is the total value of the fund divided by the number of shares outstanding. U.S. equity securities and global equity securities are categorized as level 1 if traded at their NAV on a nationally recognized securities exchange or categorized as level 2 if the NAV is corroborated by observable market data.

Fixed income securities categorized as level 1 are traded on national and international exchanges and are valued at their closing prices on the last trading day of the year and categorized as level 2 if valued by the trustee using pricing models that use verifiable observable market data, bids provided by brokers or dealers or quoted prices of securities with similar characteristics.

Alternative investments categorized as level 3 are valued based on unobservable inputs and cannot be corroborated using verifiable observable market data.

The following is a summary of the changes in the fair value of the U.S. plans’ level 3 investments (fair value using significant unobservable inputs):

Alternative Investments
(In thousands)
Balance, December 31, 2010	$—
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	807
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	17,925

Balance, December 31, 2011	18,732

Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	1,811
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2012	$20,543

The expected long-term rate of return on these plan assets was 8.00% in 2012 and 2011, respectively. Equity securities included 706,950 shares of AMETEK, Inc. common stock with a market value of $26.6 million (5.6% of total plan investment assets) at December 31, 2012 and 939,486 shares of AMETEK, Inc. common stock with a market value of $26.4 million (6.0% of total plan investment assets) at December 31, 2011.

The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation, taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges and is rebalanced when necessary. The target allocations for the U.S. defined benefits plans are approximately 45% equity securities, 15% fixed-income securities and 40% other securities and/or cash.

The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes an international component.

The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other than for investments in alternative assets, described in the footnote to the table above, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading, commodities, short selling and rights and warrants. Foreign currency futures, options and forward contracts may be used to manage foreign currency exposure.

The following is a summary of the fair value of plan assets for foreign defined benefit pension plans at December 31, 2012 and 2011.

	December 31, 2012		December 31, 2011
Asset Class	Total	Level 2	Total	Level 2
	(In thousands)
Cash	$5,733	$5,733	$4,920	$4,920
U.S. Mutual equity funds	11,738	11,738	10,224	10,224
Foreign mutual equity funds	83,437	83,437	72,221	72,221
Real estate	2,841	2,841	404	404
Mutual bond funds – Global	24,537	24,537	21,481	21,481
Life insurance	15,112	—	15,855	—

Total investments	$143,398	$128,286	$125,105	$109,250

Equity funds, real estate funds and fixed income funds that are valued by the vendor using observable market inputs are considered level 2 investments. Life insurance assets are considered level 3 investments as their values are determined by the sponsor using unobservable market data.

The following is a summary of the changes in the fair value of the foreign plans’ level 3 investments (fair value determined using significant unobservable inputs):

Life Insurance
(In thousands)
Balance, December 31, 2010	$13,373
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	2,482
Realized gains (losses) relating to assets sold during the year	—
Acquisitions	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2011	15,855

Actual return on assets:
Unrealized (losses) relating to instruments still held at the end of the year	(743)
Realized gains (losses) relating to assets sold during the year	—
Acquisitions	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2012	$15,112

The objective of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the plans. The trustees consider the risk associated with the different asset classes, relative to the plans’ liabilities and how this can be affected by diversification, and the relative returns available on equities, fixed-income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the plans are considered. It is expected that equities will outperform fixed-income investments over the long term. However, the trustees recognize the fact that fixed-income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans and the immature nature of the plans, the trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed, from time to time, in view of changes in market conditions and in the plans’ liability profile. The target allocations for the foreign defined benefit plans are approximately 68% equity securities, 16% fixed-income securities and 16% other securities, insurance or cash.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and projected future investment returns. The estimates of future capital market returns by asset class are lower than the actual long-term historical returns. The current low interest rate environment influences this outlook. Therefore, the assumed rate of return for U.S. plans is 7.75% and 6.91% for foreign plans in 2013.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets and pension plans with an accumulated benefit obligation in excess of plan assets were as follows at December 31:

U.S. Defined Benefit Pension Plans:

	Projected Benefit Obligation Exceeds Fair Value of Assets		Accumulated Benefit Obligation Exceeds Fair Value of Assets
	2012	2011	2012	2011
	(In thousands)
Benefit obligation	$21,390	$5,558	$21,390	$5,558
Fair value of plan assets	14,134	—	14,134	—

Foreign Defined Benefit Pension Plans:

	Projected Benefit Obligation Exceeds Fair Value of Assets		Accumulated Benefit Obligation Exceeds Fair Value of Assets
	2012	2011	2012	2011
	(In thousands)
Benefit obligation	$93,457	$61,580	$84,156	$7,871
Fair value of plan assets	56,908	50,125	54,325	467

The following table provides the amounts recognized in the consolidated balance sheet at December 31:

	2012	2011
	(In thousands)
Funded status asset (liability):
Fair value of plan assets	$619,863	$566,820
Projected benefit obligation	(644,071)	(547,342)

Funded status at the end of the year	$(24,208)	$19,478

Amounts recognized in the consolidated balance sheet consisted of:
Noncurrent asset for pension benefits (other assets)	$19,596	$36,490
Current liabilities for pension benefits	(1,925)	(563)
Noncurrent liability for pension benefits	(41,879)	(16,449)

Net amount recognized at the end of the year	$(24,208)	$19,478

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the amounts recognized in accumulated other comprehensive income, net of taxes, at December 31:

Net amounts recognized:	2012	2011
	(In thousands)
Net actuarial loss	$121,330	$98,345
Prior service costs	(1,501)	93
Transition asset	9	(5)

Total recognized	$119,838	$98,433

Other changes in pension plan assets and benefit obligations recognized in other comprehensive income, net of taxes:	2012	2011	2010
	(In thousands)
Net actuarial loss (gain)	$30,509	$50,582	$(10,871)
Amortization of net actuarial loss	(7,563)	(2,914)	(4,306)
Loss recognized due to curtailment	—	—	(993)
Amortization of prior service costs	(1,555)	(46)	(149)
Amortization of transition asset	14	13	(4)

Total recognized	$21,405	$47,635	$(16,323)

The following table provides the components of net periodic pension benefit expense for the years ended December 31:

	2012	2011	2010
	(In thousands)
Defined benefit plans:
Service cost	$5,201	$4,362	$3,921
Interest cost	27,620	28,515	27,874
Expected return on plan assets	(42,758)	(45,049)	(41,991)
Amortization of:
Net actuarial loss	12,161	4,727	6,949
Prior service costs	60	75	83
Transition asset	(22)	(22)	(21)

Pension expense (income)	2,262	(7,392)	(3,185)
Pension curtailment charge	—	—	41

Total net periodic benefit expense (income)	2,262	(7,392)	(3,144)

Other plans:
Defined contribution plans	17,754	14,571	12,505
Foreign plans and other	4,936	5,586	4,442

Total other plans	22,690	20,157	16,947

Total net pension expense	$24,952	$12,765	$13,803

The estimated amount that will be amortized from accumulated other comprehensive income into net periodic pension benefit expense in 2013 for the net actuarial losses and prior service costs is expected to be $13.7 million.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following weighted average assumptions were used to determine the above net periodic pension benefit expense for the years ended December 31:

	2012	2011	2010
U.S. Defined Benefit Pension Plans:
Discount rate	5.00%	5.60%	5.90%
Expected return on plan assets	8.00%	8.00%	8.25%
Rate of compensation increase (where applicable)	3.75%	3.75%	3.75%

Foreign Defined Benefit Pension Plans:
Discount rate	5.22%	5.71%	5.98%
Expected return on plan assets	6.96%	6.96%	6.97%
Rate of compensation increase (where applicable)	2.97%	2.97%	2.98%

Estimated Future Benefit Payments

The estimated future benefit payments for U.S. and foreign plans are as follows: 2013 - $31.9 million; 2014 - $32.5 million; 2015 - $32.7 million; 2016 - $33.5 million; 2017 - $34.6 million; 2018 to 2022 - $185.7 million. Future benefit payments primarily represent amounts to be paid from pension trust assets. Amounts included that are to be paid from the Company’s assets are not significant in any individual year.

Postretirement Plans and Postemployment Benefits

The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of former employees. Benefits under these arrangements are not funded and are not significant.

The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $20.6 million and $19.5 million at December 31, 2012 and 2011, respectively. Administrative expense for the deferred compensation plan is borne by the Company and is not significant.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Guarantees

The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. At December 31, 2012, the maximum amount of future payment obligations relative to these various guarantees was $75.5 million and the outstanding liability under certain of those guarantees was $6.2 million.

Indemnifications

In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events (e.g., breaches of contract obligations or retention of previously existing environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers for claims against them in connection with their positions with the Company. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its consolidated results of operations, financial position or cash flows.

Product Warranties

The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Changes in the accrued product warranty obligation were as follows at December 31:

	2012	2011	2010
	(In thousands)
Balance at the beginning of the year	$22,466	$18,347	$16,035
Accruals for warranties issued during the year	10,089	13,247	10,616
Settlements made during the year	(10,602)	(10,175)	(9,691)
Changes in liability for pre-existing warranties, including expirations during the year	—	—	(262)
Warranty accruals related to acquired businesses and other during the year	5,839	1,047	1,649

Balance at the end of the year	$27,792	$22,466	$18,347

Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingencies

Asbestos Litigation

The Company (including its subsidiaries) has been named as a defendant, along with many other companies, in a number of asbestos-related lawsuits. Many of these lawsuits either relate to businesses which were acquired by the Company and do not involve products which were manufactured or sold by the Company or relate to previously owned businesses of the Company which are under new ownership. In connection with many of these lawsuits, the sellers or new owners of such businesses, as the case may be, have agreed to indemnify the Company against these claims (the “Indemnified Claims”). The Indemnified Claims have been tendered to, and are being defended by, such sellers and new owners. These sellers and new owners have met their obligations, in all respects, and the Company does not have any reason to believe such parties would fail to fulfill their obligations in the future; however, one of these companies filed for bankruptcy liquidation in 2007. To date, no judgments have been rendered against the Company as a result of any asbestos-related lawsuit. The Company believes it has strong defenses to the claims being asserted and intends to continue to vigorously defend itself in these matters.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. At December 31, 2012, the Company is named a Potentially Responsible Party (“PRP”) at 14 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 13 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In nine of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. At the remaining site where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2012 and 2011 were $23.6 million and $28.0 million, respectively, for both non-owned and owned sites. In 2012, the Company recorded $0.7 million in reserves. Additionally, the Company spent $5.1 million on environmental matters in 2012. The Company’s reserves for environmental liabilities at December 31, 2012 and 2011 include reserves of $14.7 million and $17.5 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2012, the Company had $11.3 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

15.	Leases and Other Commitments

Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2012 (principally for production and administrative facilities and equipment) amounted to $165.9 million, consisting of payments of $31.4 million in 2013, $25.9 million in 2014, $21.2 million in 2015, $17.4 million in 2016, $12.3 million in 2017 and $57.7 million thereafter. The leases expire over a range of years from 2013 to 2082, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases. Rental expense was $28.0 million in 2012, $26.4 million in 2011 and $23.1 million in 2010.

As of December 31, 2012 and 2011, the Company had $325.6 million and $275.5 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

16.	Reportable Segments and Geographic Areas Information

Descriptive Information about Reportable Segments

The Company has two reportable segments, EIG and EMG. The Company identifies its operating segments for segment reporting purposes primarily on the basis of product type, production processes, distribution methods and management organizations.

EIG produces instrumentation for various electronic applications used in transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. EIG also produces analytical instrumentation for the medical, laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy trucks, and heavy construction and agricultural vehicles. EIG also manufactures ultraprecise measurement instrumentation, as well as thermoplastic compounds for automotive, appliance and telecommunications applications.

EMG produces brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. EMG also produces high-purity metal powders and alloys in powder, strip and wire form for electronic components, aircraft and automotive products, as well as heat exchangers and thermal management subsystems. EMG also supplies hermetically sealed (moisture-proof) connectors, terminals and headers. These electromechanical devices are used in aerospace, defense, medical and other industrial applications. Additionally, EMG produces air-moving electric motors and motor-blower systems for manufacturers of floorcare appliances and outdoor power equipment.

Measurement of Segment Results

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense. Net sales by segment are reported after elimination of intra- and intersegment sales and profits, which are insignificant in amount. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, prepaid pensions, insurance deposits and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2012	2011	2010
	(In thousands)
Net sales(1):
Electronic Instruments	$1,872,557	$1,647,195	$1,324,113
Electromechanical	1,461,656	1,342,719	1,146,839

Consolidated net sales	$3,334,213	$2,989,914	$2,470,952

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$497,116	$420,197	$316,184
Electromechanical	292,205	262,710	210,397

Total segment operating income	789,321	682,907	526,581
Corporate administrative and other expenses	(43,449)	(46,966)	(44,423)

Consolidated operating income	745,872	635,941	482,158
Interest and other expenses, net	(83,397)	(79,299)	(75,908)

Consolidated income before income taxes	$662,475	$556,642	$406,250

Assets:
Electronic Instruments	$2,616,609	$2,154,502
Electromechanical	2,405,673	1,965,665

Total segment assets	5,022,282	4,120,167
Corporate	167,774	199,323

Consolidated assets	$5,190,056	$4,319,490

Additions to property, plant and equipment(3):
Electronic Instruments	$39,400	$27,196	$31,496
Electromechanical	67,935	30,977	26,690

Total segment additions to property, plant and equipment	107,335	58,173	58,186
Corporate	1,840	2,419	3,240

Consolidated additions to property, plant and equipment	$109,175	$60,592	$61,426

Depreciation and amortization:
Electronic Instruments	$50,473	$39,749	$32,893
Electromechanical	54,406	46,143	38,524

Total segment depreciation and amortization	104,879	85,892	71,417
Corporate	592	640	1,479

Consolidated depreciation and amortization	$105,471	$86,532	$72,896

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.
(2)

Segment operating income represents net sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

(3)	Includes $51.7 million in 2012, $9.8 million in 2011 and $22.2 million in 2010 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

Information about the Company’s operations in different geographic areas for the years ended December 31, 2012, 2011 and 2010 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2012	2011	2010
	(In thousands)
Net sales:
United States	$1,626,577	$1,488,773	$1,259,608

International(1):
United Kingdom	189,704	174,714	174,980
European Union countries	526,193	456,035	362,463
Asia	620,456	546,542	405,200
Other foreign countries	371,283	323,850	268,701

Total international	1,707,636	1,501,141	1,211,344

Total consolidated	$3,334,213	$2,989,914	$2,470,952

Long-lived assets from continuing operations (excluding intangible assets):
United States	$203,438	$215,987

International(2):
United Kingdom	50,830	34,093
European Union countries	83,488	52,832
Asia	19,060	8,496
Other foreign countries	26,667	13,921

Total international	180,045	109,342

Total consolidated	$383,483	$325,329

(1)	Includes U.S. export sales of $862.6 million in 2012, $774.9 million in 2011 and $564.5 million in 2010.

(2)	Represents long-lived assets of foreign-based operations only.

17.	Additional Consolidated Income Statement and Cash Flow Information

Included in other income are interest and other investment income of $1.6 million, $0.8 million and $1.1 million for 2012, 2011 and 2010, respectively. Income taxes paid in 2012, 2011 and 2010 were $171.2 million, $130.1 million and $95.9 million, respectively. Cash paid for interest was $75.0 million, $68.2 million and $66.8 million in 2012, 2011 and 2010, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Stockholders’ Equity

In 2011, the Company repurchased approximately 2,516,000 shares of common stock for $59.3 million in cash under its share repurchase authorization. In November 2011, the Board of Directors approved an increase of $100 million in the authorization for the repurchase of the Company’s common stock. At December 31, 2011, $105.5 million was available under the Board authorization for future share repurchases. In 2012, the Company repurchased approximately 141,000 shares of common stock for $4.6 million in cash under its share repurchase authorization. At December 31, 2012, $100.9 million was available under the Board authorization for future share repurchases.

At December 31, 2012, the Company held 13.1 million shares in its treasury at a cost of $211.4 million, compared with 13.3 million shares at a cost of $209.8 million at December 31, 2011. The number of shares outstanding at December 31, 2012 was 243.4 million shares, compared with 240.6 million shares at December 31, 2011.

The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one Right for each share of Company common stock owned at the close of business on June 2, 2007, and has authorized the issuance of one Right for each share of common stock of the Company issued between the Record Date and the Distribution Date. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in June 2017.

19.	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share amounts)
2012
Net sales	$827,152	$825,898	$839,373	$841,790	$3,334,213
Operating income	$182,776	$184,978	$188,164	$189,954	$745,872
Net income	$110,150	$113,687	$115,397	$119,898	$459,132
Basic earnings per share*	$0.46	$0.47	$0.48	$0.49	$1.90
Diluted earnings per share*	$0.45	$0.47	$0.47	$0.49	$1.88
Dividends paid per share*	$0.04	$0.06	$0.06	$0.06	$0.22

2011
Net sales	$717,783	$758,834	$750,546	$762,751	$2,989,914
Operating income	$152,020	$156,955	$159,586	$167,380	$635,941
Net income	$90,435	$94,144	$97,978	$101,907	$384,464
Basic earnings per share*	$0.38	$0.39	$0.41	$0.42	$1.60
Diluted earnings per share*	$0.37	$0.39	$0.40	$0.42	$1.58
Dividends paid per share*	$0.04	$0.04	$0.04	$0.04	$0.16

*

The sum of quarterly earnings per share may not equal total year earnings per share due to rounding of earnings per share amounts, and differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 8, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ametek.com/2013proxy

i    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.     i

¢	20330303000000000000 7	050813

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instruction below)	NOMINEES: ¡ Ruby R. Chandy ¡ Charles D. Klein ¡ Steven W. Kohlhagen		2.	Approval of an amendment to the Certificate of Incorporation of AMETEK, Inc. increasing authorized shares of Common Stock from 400,000,000 to 800,000,000.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				3.	Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				4.	Ratification of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐
At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 & 4 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Wednesday, May 8, 2013, at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

May 8, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.ametek.com/2013proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i    Please detach along perforated line and mail in the envelope provided.     i

¢	20330303000000000000 7	050813

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Ruby R. Chandy ¡ Charles D. Klein ¡ Steven W. Kohlhagen		2.	Approval of an amendment to the Certificate of Incorporation of AMETEK, Inc. increasing authorized shares of Common Stock from 400,000,000 to 800,000,000.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				3.	Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				4.	Ratification of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐
At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 & 4 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Wednesday, May 8, 2013, at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

AMETEK, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank S. Hermance, Robert S. Feit and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017, on Wednesday, May 8, 2013, at 11:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)

SEE REVERSE SIDE

¢	14475 ¢